                                                               Reg. No. 33-84802

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-2

                         POST-EFFECTIVE AMENDMENT NO. 4
                                       TO
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                   MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
                   -------------------------------------------
             (Exact name of registrant as specified in its charter)

                                  MASSACHUSETTS
                                  -------------
         (State or other jurisdiction of incorporation or organization)

                                   04-1590850
                                   ----------
                      (I.R.S. Employer Identification No.)

                                1295 State Street
                        Springfield, Massachusetts 01111
                                 (413) 744-8441
                                 --------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Lawrence V. Burkett, Jr.
                  Executive Vice President and General Counsel
                   Massachusetts Mutual Life Insurance Company
                                1295 State Street
                              Springfield, MA 01111
                                 (413) 744-6053
                                 --------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)



  Approximate date of commencement of proposed sale to the public: May 1, 1998 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check
the following box.   [X]

                   MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
                        Cross Reference Sheet Pursuant to
                           Regulation S-K, Item 501(b)

             Form S-2 Item Number and Caption Heading in Prospectus

1.  Forepart of the Registration
    Statement and Outside
    Front Cover Page of Prospectus......... Outside Front Cover Page

2.  Inside Front and Outside
    Back Pages of Prospectus............... Inside Front Cover

3.  Summary Information,
    Risk Factors and
    Ratio of Earnings to
    Fixed Charges.......................... Product Description,
                                            Financial Statements

4.  Use of Proceeds........................ Investments by MassMutual

5.  Determination of
    Offering Price......................... Not Applicable

6.  Dilution............................... Not Applicable

7.  Selling Security Holders............... Not Applicable

8.  Plan of Distribution................... Distribution of Contracts

9.  Description of Securities
    to be Registered....................... Product Description

10. Interests and Named
    Experts and Counsel.................... Not Applicable

11. Information with Respect
    to the Registrant...................... MassMutual -- Description of the
                                            Business; Management's Discussion
                                            and Analysis; Financial Statements

12. Incorporation of Certain Information
    by Reference........................... Not Applicable

13. Disclosure of Commission
    Position on Indemnification
    for Securities Act
    Liabilities............................ Not Applicable

                                  PROSPECTUS

                                  May 1, 1998

                  Massachusetts Mutual Life Insurance Company
                  Fixed Account with Market Value Adjustment
          Offered through OppenheimerFunds LifeTrust Variable Annuity

This prospectus (the "Prospectus") describes Massachusetts Mutual Life Insurance Company's ("MassMutual" or the "Company") Fixed Account (the "Fixed Account") with Market Value Adjustment. The Fixed Account is available for use with OppenheimerFunds LifeTrust variable annuity contract (the "Contract") issued by MassMutual. The Fixed Account constitutes an account to which a Contract Owner may allocate purchase payments or Accumulated Value in accordance with the Contract's transfer rules. Since the Fixed Account is available only through the Contract, an investor should carefully review the discussion of the Contract contained in that prospectus, the Contract prospectus. The focus of this Prospectus is limited to the Fixed Account's operations and features.

MassMutual guarantees specified rates of interest for amounts allocated to the Fixed Account for specified periods of time. The interest rate stipulated for a particular period (the Guaranteed Rate) is an annual effective yield. Additionally, although Guaranteed Rates will fluctuate, they will never go below 3%. MassMutual's assets, including amounts allocated to the Fixed Account are available to meet the guarantees associated with the Fixed Account. These assets are chargeable with liabilities arising out of other business of the Company. Purchase payments and transfers of Accumulated Value may be made among the Fixed Account and the Divisions of Massachusetts Mutual Variable Annuity Separate Account 3 (the "Separate Account").

Amounts taken from the Fixed Account by partial or full redemption, received from payment of a death benefit following the death of the Contract Owner who is not the Annuitant, and transfers made prior to an Expiration Date are subject to a Market Value Adjustment. In certain circumstances, a Contract Owner may experience a negative investment return.

The annuity benefits available under the Contract may be either fixed or variable amounts or a combination of both. The Accumulated Value prior to maturity and the amount of any variable annuity payments thereafter will vary with the investment performance of the Divisions selected and the amounts allocated to the Fixed Account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

THIS PROSPECTUS MUST BE ACCOMPANIED BY THE PROSPECTUSES OF MASSMUTUAL's OPPEN-HEIMERFUNDS LIFETRUST VARIABLE ANNUITY, MML SERIES INVESTMENT FUND, AND OPPENHEIMER VARIABLE ACCOUNT FUNDS.

                   Massachusetts Mutual Life Insurance Company
                                1295 State Street
                              Springfield, MA 01111
                                 (413) 744-8441

Table of Contents

Glossary .............................................................       3

I.    Product Description.............................................       4
      The Fixed Account and the Market Value Adjustment Feature.......       4
      Market Value Adjustment.........................................       4
      Accumulation Period of a Contract...............................       5
      Establishment of the Guaranteed Rate............................       5
      The MVA's Applicability on Redemptions..........................       5

II.   Investments by MassMutual.......................................       6

III.  Distribution of Contracts.......................................       6

IV.   Federal Taxation Discussion.....................................       6

V.    Accounting Practices............................................       6

VI.   Management's Discussion and Analysis of Financial Condition and
      Results of Operations...........................................       7
      Summary.........................................................       7
      Total Company -- Results of Operations..........................       8
      Analysis of Results of Operations by Line of Business...........      11
      Statement of Financial Position.................................      14
      Liquidity and Capital Resources.................................      15
      Inflation.......................................................      15
      Year 2000 Issue.................................................      16
      Investments.....................................................      17


VII.  MassMutual Description of the Business..........................      26
      Individual Line.................................................      27
      Retirement Services.............................................      29
      Life and Health Benefits Management.............................      30
      MassMutual Investment Group.....................................      30
      Reinsurance.....................................................      31
      Unconsolidated Subsidiaries.....................................      31
      Regulation......................................................      31


VIII. Experts and Additional Available Information....................      35


IX.   Selected Financial Data.........................................      35

Glossary

As used in this Prospectus, the following terms mean:

Accumulated Amount: For each amount credited to a Segment of the Fixed Account the Accumulated Amount on any date is the amount credited to the Segment accumulated to that date at the Guaranteed Rate for that amount.

Accumulated Value: The value of a Contract on or prior to the Maturity Date equal to the Variable Value plus the Fixed Value.

Accumulation Period: The period prior to the Maturity Date, during the lifetime of the Annuitant and Owner.

Accumulation Unit: A unit of measurement used in determining the value of amounts credited to a Contract in a Division of the Separate Account on or prior to the Maturity Date.

Annuitant: The person on whose life the Contract is issued.

Beneficiary: The person(s) or entity(ies) designated by the Contract Owner to receive a death benefit under the Contract, if any, upon the death of the Contract Owner or the Annuitant.

Cash Redemption Value: The value of a Contract which a Contract Owner will receive if the Contract is redeemed, equal to Accumulated Value less Administrative Charges, Sales Charges, premium taxes, and a Market Value Adjustment, if any such charges are applicable.

Contract: The OppenheimerFunds LifeTrust Variable Annuity contract issued by MassMutual.

Contract Owner(s): The owner (and in some instances the owners) of a Contract. Contract Owners may include the Annuitant, an employer, a trust, or any entity specified in an employee benefit plan.

Division(s): A sub-account of Massachusetts Mutual Variable Annuity Separate Account 3, the assets of which consist of shares of a specified Fund of either the MML Series Investment Fund or the Oppenheimer Variable Account Funds.

Expiration Date: The Date on which the Guarantee Period for an Accumulated Amount ends.

Fixed Account: An account which pays interest at a Guaranteed Rate. If such amounts are withdrawn prior to the end of the Guarantee Period, a Market Value Adjustment will be made. Assets attributable to the Fixed Account are not included in assets which are allocated to the Divisions of the Separate Account.

Fixed Value: On any date, the Fixed Value of the Contract is the sum of the Accumulated Amounts credited to all Segments of the Fixed Account.

Funds: The separate series of shares of Oppenheimer Variable Account Funds and MML Series Investment Fund, in which the Divisions of the Separate Account Invest. MML Series Investment Fund is a no-load, open-end management investment company and Oppenheimer Variable Account Funds is a diversified open-end investment company. Both of these investment companies are registered with the Securities and Exchange Commission.

Guarantee Period: The period for which interest accrues at the Guaranteed Rate on an amount credited to a Segment. Guarantee Periods range in whole-year periods from one to ten years.

Guaranteed Rate: The effective annual interest rate MassMutual uses to accrue interest on an amount credited to a Segment as of a certain date. Guaranteed Rates are level for the entire Guarantee Period and are fixed at the time an amount is credited to the Segment.

Market Value Adjustment ("MVA"): An adjustment made to the amount that the Contract Owner will receive if money is taken from an Accumulated Amount prior to the Expiration Date of its Guarantee Period.

Maturity Date: The date designated by the Contract Owner as of which Variable Monthly Income payments (or, if elected, Fixed Income payments or a payment in one sum) will begin. This date may be no later than the Annuitant's 90th birthday (unless an earlier date is required by law.)

Purchase Payment: An amount paid to MassMutual by, or on behalf of, the Annuitant.

Segment: All Guarantee Periods of a given length constitute a Segment. Segments for all Guarantee Periods may not be available at one time.

Service Center: The office at which the administration of the Contract occurs. Prior to July 1, 1998, the Service Center for the Contract will be located at 301 West 11th Street, Kansas City, MO 64105, (800) 258-4511 or P.O. Box 419607, Kansas City, MO 64141-1007. Effective July 1, 1998, the Service Center will be relocated. After July 1, 1998, please direct all requests and/or inquiries to: Annuity Service Center

                       H564
                       P.O. Box 9067
                       Springfield, MA 01102-9067
                       (800) 258-4511

Valuation Date: A valuation date is any date on which the net asset value of the shares of the Funds is determined. Generally, this will be any date on which the New York Stock Exchange (or its successor) is open for trading.

Valuation Period: The period of time from the end of one Valuation Date to the end of the next Valuation Date.

Valuation Time: The time of the close of the New York Stock Exchange (or its successor) (currently 4:00 p.m. New York time) on a Valuation Date. All actions to be performed on a Valuation Date will be performed as of the Valuation Time.

Variable Monthly Income: A benefit providing for monthly payments that vary with, and reflect the investment performance of, one or more Divisions of the Separate Account.

Variable Value: On any date, the Variable Value of a Contract is the sum of the values of the Accumulation Units credited to each Division of the Separate Account. The value in each Division is equal to the Accumulation Unit Value multiplied by the number of units in that Division You own.

You or Your refers to the Contract Owner.

I. Product Description

The investment option described in this Prospectus is a Fixed Account with Market Value Adjustment ("MVA") available in conjunction with the Contract offered by Massachusetts Mutual Life Insurance Company ("MassMutual"). As is also discussed in the Contract prospectus, the Contract provides for the accumulation of values prior to maturity and for the distribution of annuity benefits thereafter. Additionally, a death benefit is also available under the Contract. The earnings on deposits allocated to the Fixed Account will have an impact on the Contract's Accumulated Value, its Maturity Value, its Cash Redemption Value and the death benefit. The Contract is described in greater detail in its prospectus. Investors should review the Contract prospectus in conjunction with this prospectus before deciding whether to invest in the Contract or allocate sums to the Fixed Account. The Fixed Account is not available in all states.

A Market Value Adjustment will be made if sums are withdrawn from the Fixed Account prior to their Expiration Date.


The Fixed Account and the Market Value Adjustment Feature

The Fixed Account is available during the Accumulation Period of the Contract. (See, Accumulation Pay-in Period of the Contract prospectus.) The Fixed Account offers different Guarantee Periods, which provide the option of earning interest at various Guaranteed Rates on all or a portion of Your Accumulated Value. Please note that amounts credited to a Guarantee Period at different times may have different Guaranteed Rates, Current Rates, and Expiration Dates since MassMutual changes the Current and Guaranteed Rates periodically.

You may allocate purchase payments or transfer all or a portion of Your Accumulated Value to the Fixed Account. Amounts credited to the Fixed Account will earn interest at the Guaranteed Rate applicable for the Guarantee Period selected on the date the amounts are credited. The applicable Guaranteed Rate does not change during the Guarantee Period. The Guaranteed Rate may never be less than 3%. Allocations to a Guarantee Period (or Segment) must be for at least $1,000. The Accumulated Value of the Fixed Account is not guaranteed against the claims of the Company's creditors.

Guarantee Periods may be available in periods of one to ten years. To the extent permitted by law, we reserve the right at any time to offer Guarantee Periods that differ from those available when Your Contract was issued. We also reserve the right, at any time, to stop accepting purchase payments, transfers, or renewals for a particular Guarantee Period. Since the specific Guarantee Periods available may change periodically, please contact the Service Center to determine the Guarantee Periods currently being offered.


Market Value Adjustment

Any withdrawal of Your Accumulated Amount will be subject to a Market Value Adjustment ("MVA") unless the effective date of the withdrawal is within 30 days prior to the end of a Guarantee Period. If the allocated amount remains in the Fixed Account until the applicable Expiration Date, its value will be equal to the amount originally allocated multiplied, on an annually compounded basis, by its Guaranteed Rate. For this purpose, redemptions, transfers, death benefits based on a Contract Owner's death (where the Contract Owner and the Annuitant are different), and maturity amounts are treated as withdrawals. An MVA will not be applied upon the payment of a Death Benefit following the death of the Annuitant. The MVA will be applied to the amount being withdrawn, after the deduction of any applicable Administrative Charge and before the deduction of any applicable Sales Charge. The MVA can be positive or negative. The amount being withdrawn after application of the MVA can therefore be greater than or less than the amount withdrawn before the application of the MVA.

The MVA will reflect the relationship between the Current Rate (as defined below) for the Accumulated Amount being withdrawn and the Guaranteed Rate. It also reflects the time remaining in the applicable Guarantee Period. Generally, if the Guaranteed Rate is lower than the applicable Current Rate, then the application of the MVA will result in a lower payment upon withdrawal. Similarly, if the Guaranteed Rate is higher than the applicable Current Rate, the application of the MVA will result in a higher payment upon withdrawal.

The Market Value Adjustment which is applied to the amount being withdrawn is determined by using the following formula:

                           n
                          ---
                          365
MVA= Amount x    [ (1 + i)    - 1  ]
                    -----
                   (1 + j)

where,

Amount is the amount being withdrawn from a given accumulated amount less any applicable administrative charges.

i, is the Guaranteed Rate being credited to the Accumulated Amount subject to the MVA; and

j, the "Current Rate," is the Guaranteed Rate, available as of the effective date of the application of the MVA, for current allocations to the Segment with a Guarantee Period equal to the time remaining to the Expiration Date for the amount being withdrawn rounded to the next higher number of complete years; and

n, is the number of days remaining in the Guarantee Period of the amount subject to the MVA.

In the determination of "j," if the Company currently does not offer the applicable Segment, we will determine "j" above by interpolation or extrapolation of the Guaranteed Rate for the Guarantee Periods then available.

EXAMPLES

The following examples illustrate how the MVA operates on amounts held in a particular Segment:

Example 1

$1,000 is applied on May 10, 1994, into a Segment with a 5 year Guarantee Period. The Guaranteed Rate for amounts applied to the Segment on May 10, 1994, is 6%. If the $1,000 is left in that Segment until May 10, 1999, it will accumulate at a 6% effective annual rate of interest for the full 5 years to $1,338.23.

If, however, the full amount is taken from the Segment as of May 10, 1998:

    (1) The Guaranteed Rate applied on May 10, 1998 to amounts credited to a 1-year Segment is 4%; and

    (2) The accumulated amount prior to the application of

                        MVA as of May 10, 1998 equals:

                         $1,000 x 1.06/4/ = $1,262.48

    (3) The number of days remaining = 365 (n = 365), and

    (4) The MVA equals $24.28, and is calculated according to the following formula:

                               365
                               ---
                               365
$24.28 = $1,262.48 x [ ( 1.06 )     - 1 ]
                         ----
                       ( 1.04 )

The market value for the purposes of surrender on May 10, 1998, of the amount credited to the 5-year segment on May 10, 1994, is therefore equal to $1,286.76 ($1,262.48 + $24.28).

Example 2

$1,000 is applied to a 7-year Segment on May 10, 1992, with a Guaranteed Rate of 5% and will accumulate to $1,407.10 if left in the Segment until May 10, 1999.

If, however, the full amount is taken from the Segment as of May 10, 1995:

    (1) The Guaranteed Rate applied on May 10, 1995 to amounts credited to a 4-year Segment is 10%; and

    (2) The accumulated amount prior to the application of

                        MVA as of May 10, 1995 equals:

                          $1,000 x 1.05/3/ = $1,157.63

    (3) The period of time from May 10, 1995 to the end of the Guarantee Period is 4 years or 1460 days
                                  (n = 1460);

    (4) The MVA equals -$196.56 and is calculated according to the following formula:

                                1460
                                ----
                                 365
-$196.56 = $1,157.63 x [ ( 1.05 )    - 1 ]
                           ----
                         ( 1.10 )

The market value for purposes of surrender on May 10, 1995, of the amount credited to the 7-year Segment on May 10, 1992, is therefore equal to $961.07 ($1,157.63 - $196.56 = $961.07).

THE EXAMPLES SET FORTH ABOVE ARE HYPOTHETICAL AND ARE NOT INDICATIVE OF FUTURE OR PAST PERFORMANCE.

Accumulation Period of a Contract

Variable annuities are designed to permit a Contract Owner to accumulate values over a period of time. Generally, a Contract Owner will use such accumulated values for long term needs such as retirement planning. Accordingly, in many instances, amounts allocated to the Fixed Account will be subject to several Guarantee Periods over the life of the Contract.

The end of a Guarantee Period for a specific amount credited to a Segment is called its Expiration Date. At least 45 days, but not more than 75 days, before the Expiration Date for an Accumulation Amount, we will inform You of the Guaranteed Rates being offered and the Guarantee Periods available as of the date of such notice. The Guaranteed Rates on the date of a renewal may be more or less than the rates quoted in such notice.

The Guarantee Period normally "renews", and in the absence of instructions on the Expiration Date, we begin crediting interest for a new Guarantee Period lasting the same amount of time as the one just ended. The Accumulated Amount then earns interest at the new Guaranteed Rate applicable at the time of renewal. You may choose different Guarantee Periods from among those we are then offering, or You may transfer all or a portion of the Accumulated Amount to the Separate Account.

If Your Accumulated Amount's Segment is no longer available for new amounts credited, or You choose a different Segment that is no longer available, we will try to reach You so that You may make another choice.

If a choice is not made at this point, the Segment with the next shorter Guarantee Period available will be used and if not available, the Segment with the next longer Period will be used.

Establishment of the Guaranteed Rate

MassMutual will make the final determination concerning future Guarantee Rates for future deposits, transfers or renewals. Although we cannot predict future Guarantee Rates, such Guarantee Rates will never be less than three percent (3%) per annum.

The MVA's Applicability on Redemptions

An MVA will apply if a partial or full redemption of the Contract is made prior to an Expiration Date. Where a redemption occurs, the Accumulated Value of the Contract will be reduced by the amount surrendered from the Fixed Account prior to any MVA.

The Cash Redemption Value may also be subject to Contingent Deferred Sales Charges ("Sales Charges") under the Contract pursuant to the schedule which follows:

Year Since Payment                           Sales Charge Assessed
        1st                                           7%
        2nd                                           6%
        3rd                                           5%
        4th                                           4%
        5th                                           3%
        6th                                           2%
        7th                                           1%

We make this adjustment for Sales Charges since we make no deduction for Sales Charges when a purchase payment is received. The amount of Sales Charges is computed based on the date the particular payment is received into the Contract.

Purchase Payments redeemed after year 7 are not subject to Sales Charges. Amounts in the Fixed Account, however, continue to be subject to a Market Value Adjustment. For more information concerning the application of Sales Charges, please consult the Contract prospectus.

Please note that certain charges are imposed against the Contract, including mortality and expense risk and administrative charges. For a more detailed explanation of applicable charges, please see the "Charges and Deductions" sections of the Contract Prospectus.

II. Investments by MassMutual

Assets of MassMutual must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

Proceeds from the Fixed Account will be deposited in a nonunitized segment of MassMutual's general account organized as a Separate Account for accounting purposes. Proceeds will be used to fund MassMutual's obligations under the Contract and amounts not required to fund such obligations may accrue to MassMutual as profit. Obligations under the Contract are also met through the operation of the Divisions to which a Contract Owner has allocated Accumulated Value. All General Account assets of MassMutual would be available to meet the guarantees under the Contracts.

In establishing Guaranteed Rates, MassMutual intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. MassMutual's investment strategy with respect to the proceeds attributable to allocations made to the Fixed Account will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

III. Distribution of Contracts

MML Distributors, LLC ("MML Distributors"), 1414 Main Street, Springfield, MA 01144-1013, a wholly-owned subsidiary of MassMutual, acts as the principal underwriter of the Contracts. MML Investors Service, Inc. ("MMLISI"), also located at 1414 Main Street, Springfield, MA 01144-1013, serves as the co-underwriter of the Contracts. MML Distributors is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). The maximum commission a broker-dealer will receive for selling a Contract is 6.25%.

MML Distributors may enter into selling agreements with other broker-dealers which are registered with the Securities and Exchange Commission and are members of the NASD ("selling brokers"). The Contracts are sold through agents who are licensed by state insurance officials to sell the Contracts. These agents are also registered representatives of selling brokers. Contracts with the Fixed Account are offered in a limited number of states where MassMutual has received authority to write modified guarantee annuity business and the Fixed Account and the Contracts have been approved.

Additionally, Contracts are offered through Oppenheimer's distribution network, Oppenheimer Funds Distributor, Inc. ("OFDI"). OFDI, Massachusetts Mutual Variable Annuity Separate Account 3, MassMutual and MML Distributors have entered into an agreement pursuant to which OFDI has agreed to promote sales of the product through wholesale distribution arrangements with broker-dealers. Registered representatives of the particular broker-dealer, who are also properly licensed to sell MassMutual products may make such sales.

From time to time, OFDI may enter into special arrangements with broker-dealers which may provide for the payment of higher compensation to such broker-dealers in connection with the sale of Contracts. Prospective purchasers of the Contracts will be informed of such arrangements prior to the completion of the sale of the Contracts.

IV. Federal Taxation Discussion

Please consult the Contract prospectus for a discussion of the tax status of the Contract.

V. Accounting Practices

The accompanying statutory financial information of MassMutual included in this filing has been prepared on the basis of Statutory Accounting Practices prescribed or permitted by the Division, and, for the pre-merger balances of Connecticut Mutual Life Insurance Company ("Connecticut Mutual"), The Department of Insurance of the State of Connecticut.

The accompanying statutory financial statements are different in some respects from GAAP financial statements. The more significant differences are as follows:
(a) the financial statements include the accounts of MassMutual with subsidiaries reflected as investments, whereas GAAP would require the Company's results to be consolidated with those of its major-ity-owned subsidiaries; (b) acquisition costs, such as commissions and other costs directly related to acquiring new business, are charged to current operations as incurred, whereas GAAP would require these expenses to be capitalized and recognized over the life of the policies; (c) policy reserves are based upon statutory mortality and interest requirements without considerations of withdrawals, whereas GAAP reserves would be based upon reasonably conservative estimates of mortality, morbidity, interest and withdrawals; (d) bonds are generally carried at amortized cost whereas GAAP generally requires they be valued at fair value; (e) deferred income taxes are not provided for book-tax timing differences as would be required by GAAP and
(f) payments received for universal and variable life products, variable annuities and investment related products are reported as premium revenue, whereas under GAAP, these payments would be recorded as deposits to policyholders' account balances.

VI. Management's Discussion and Analysis of Financial Condition and Results of Operations

SUMARY

The information presented below should be read in conjunction with the audited statutory financial statements and other information included elsewhere in this filing.

The Company's objective has been to balance financial strength, policyholder value and growth, with continued emphasis on financial strength, which has resulted in the Company`s strong capital position and favorable financial ratings. The Company has pursued this objective by emphasizing profitability through refined product pricing, sophisticated asset/liability management, rigorous expense control, prudent underwriting standards, the adoption of efforts to improve persistency and retention levels and continued commitment to the high credit quality of its general account investment portfolio. These efforts have produced strong financial performance, with net gain from operations after merger restructuring expenses of $300 million, $225 million and $276 million for the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, MassMutual had approximately $57.6 billion in total assets, over 2,700,000 individual policyholders and approximately $199 billion of direct individual life insurance in force. In addition, MassMutual's total adjusted capital as defined by the NAIC has grown to $4.2 billion at December 31, 1997, compared to $3.8 billion and $3.6 billion at December 31, 1996 and 1995, respectively, as set forth below:

                                                      December 31,
                                                      ------------
                                               1997         1996        1995
                                               ----         ----        ----
                                                      (in millions)
Policyholders' Contingency
  Reserves (Surplus)                         $2,873       $2,639       $2,601
Asset Valuation Reserve                         864          707          585
One-half of the Apportioned
  Dividend Liability                            472          438          411
                                             ------       ------       ------
Total Adjusted Capital (1)                   $4,209       $3,784       $3,597
                                             ======       ======       ======

(1) MassMutual utilizes the NAIC's definition of total adjusted capital of surplus plus consolidated AVR and one-half of the consolidated apportioned dividend liability.

MassMutual's total adjusted capital was increased by the issuance of $100 million of Surplus Notes due 2024 at an interest rate of 7 1/2% per annum and $250 million of Surplus Notes due 2023 at an interest rate of 7 5/8% per annum in 1994 and 1993, respectively. The proceeds of the notes, less a reserve of $28 million in 1997, $32 million in 1996 and $35 million in 1995 for contingencies associated with the issuance of the notes, are recorded as a component of MassMutual's policyholders' contingency reserves. The special non-insurance reserves are included in investment reserves. See "Policyholders' Contingency Reserves".

During 1997, MassMutual's financial strength continued to be recognized favorably by the rating agencies. Moody's Investors Service, Inc. has reaffirmed MassMutual's Aa1 (Excellent) rating; Standard & Poor's Corporation has reaffirmed MassMutual's AAA (Superior) claims-paying rating; Duff & Phelps Credit Rating Co. has reaffirmed the AAA (Superior) rating and A.M. Best Company, Inc. has continued to rate MassMutual as A++ (Superior). Each rating agency independently assigns ratings based on its own separate review and takes into account a variety of factors (which are subject to change) in making its decision. Accordingly, there can be no assurance of the ratings that will be afforded MassMutual in the future.

With regard to profitability, management believes that net gain from operations, rather than net income, is the most relevant statutory measure of operating results for MassMutual. Net gain from operations represents the excess of income derived from MassMutual's lines of business over the costs of operating those lines (after deducting taxes and policyholder dividends). Net income is net gain from operations adjusted by any realized capital gains or losses (net of taxes). Management's investment philosophy and practice do not emphasize capital gains as a recurring source of income or capital and MassMutual does not manage its investment portfolio to realize gains for non-economic purposes. MassMutual has increased its total adjusted capital from the beginning of 1995 through the end of 1997 by $747 million. This increase was provided by gains from operations which totaled $801 million offset by $54 million of decreases from other sources.

On March 1, 1996, the operations of the former Connecticut Mutual were merged into MassMutual. The Merger was accounted for under the pooling of interests method of accounting. For the purposes of this presentation, the financial statements reflect historical amounts giving retroactive effect as if the Merger had occurred on January 1, 1993 in conformity with the practices of the NAIC and the accounting practices prescribed or permitted by the Division of Insurance of the Commonwealth of Massachusetts (the "Division") and, for the pre-merger balances of Connecticut Mutual, the Insurance Department of the State of Connecticut. In 1996, merger-related expenses totaling $66 million were recorded in MassMutual's statutory statement of income. In 1995, merger-related expenses of $44 million incurred by MassMutual (prior to the Merger) were recorded in its statutory statement of income, and expenses of $45 million incurred by Connecticut Mutual, net of tax, were recorded as a component of changes in policyholders' contingency reserves, as permitted by each company's domiciliary regulatory authority. On the merger date, policyholder reserves attributable to disability income contracts were strengthened by $75 million, investment reserves for real estate were increased by $50 million and net prepaid pension assets were increased by $10 million. The separate results of each company prior to the merger for the year ended December 31, 1995 were as follows: (a) revenue was $6,444 million for MassMutual and $2,182 million for Connecticut Mutual; (b) net income was $161 million for MassMutual and $29 million for Connecticut Mutual, and (c) policyholders' contingency reserves increased by $144 million for MassMutual and decreased by $112 million for Connecticut Mutual.

On March 31, 1996, MassMutual sold MassMutual Holding Company Two, Inc., a wholly-owned subsidiary, and its subsidiaries, including Mirus Life Insurance Company (formerly MML Pension Insurance Company ("MML Pension"), currently doing business as "UniCARE"), which comprised MassMutual's group life and health business, to WellPoint Health Networks, Inc. MassMutual received total consideration of $402 million ($340 million in cash and $62 million in notes receivable) and recognized a before tax gain of $188 million in connection with this sale. MassMutual, pursuant to a 1994 reinsurance agreement, cedes all of its group life, accident and health ("GLA&H") business to UniCARE.

With regard to GLA&H business, MassMutual's gain from operations for 1997 and 1996 does not include income generated by this business. Gain from operations for 1995 was only affected by a $41 million dividend MassMutual received from MML Pension. MML Pension's 1995 net gain from operations was $44 million, of which $41 million was recorded by MassMutual as dividend income, a component of net investment income in its statutory statement of income. The remaining $3 million was recognized by MassMutual as an unrealized capital gain in the statutory statement of changes in policyholders' contingency reserves.

To position the subsidiary for the possibility of a sale, MassMutual executed two reinsurance agreements with MML Pension at the end of 1994 (collectively "Reinsurance"). Through the first of these contracts, MassMutual assumed all of the single premium immediate annuity ("SPIA") business written by MML Pension through either an assumption reinsurance provision or a coinsurance provision. The second contract ceded MassMutual's GLA&H business to MML Pension. Additionally, a reinsurance agreement previously in place, ceding all of the Individual Line's SPIA business to MML Pension, was terminated. These agreements, collectively referred to as "Reinsurance with MML Pension", became concurrently effective on December 31, 1994 and were accounted for as bulk reinsurance transactions. Accordingly, (i) the GLA&H operating results were ceded to and reflected in MML Pension's results in 1997, 1996 and 1995; and (ii) the SPIA operating results were assumed by and reflected in MassMutual's results in 1997, 1996 and 1995.

TOTAL COMPANY - RESULTS OF OPERATIONS

Year Ended December 31, 1997 Compared to Years Ended December 31, 1996 and 1995

The following table sets forth the components of MassMutual's results of operations. Results prior to the Merger of MassMutual and Connecticut Mutual have been combined.

                                                   Year Ended December 31,
                                                   -----------------------
                                                        (in millions)
                                               1997          1996         1995
                                               ----          ----         ----
Revenue:
 Premium income                              $ 6,765       $ 6,329      $ 5,728
 Net investment and other
   income                                      2,904         2,861        2,898
                                             -------       -------      -------
                                               9,669         9,190        8,626
                                             -------       -------      -------
Benefits and expenses:
 Policy benefits and payments                  6,597         6,048        5,152
 Addition to policyholders'
   reserves and funds                            721           855        1,206
 Commissions and operating
   expenses                                      766           763          834
 State taxes, licenses and fees                   82            96           89
 Merger restructuring costs                        -            66           44
                                             -------       -------      -------
                                               8,166         7,828        7,325
                                             -------       -------      -------
Net gain before federal
  income taxes and dividends                   1,503         1,362        1,301
Federal income taxes                             284           277          206
Net gain from operations
  before dividends                             1,219         1,085        1,095
Dividends to policyholders                       919           860          819
                                             -------       -------      -------
Net gain from operations                         300           225          276
Net realized capital gain (loss)                 (43)           40          (86)
                                             -------       -------      -------
Net income                                   $   257       $   265      $   190
                                             =======       =======      =======

Net gain from operations in 1997 was $300 million compared to $225 million in 1996, an increase of $75 million or 33.3%, following a decrease of $51 million or 18.5% from $276 million in 1995. The $75 million increase in 1997 from 1996 was due to an increase in net investment and other income, lower state taxes, licenses and fees and cessation of Merger restructuring costs partially offset by increases in dividends to policyholders, operating expenses and federal income taxes. The $51 million decrease in 1996 from 1995 was due to a $22 million increase in Merger related restructuring expenses charged to operations, a $41 million increase in dividends to policyholders, and the cessation of income generated by the GLA&H line of business which was sold early in 1996, offset in part by merger related expense savings and earnings on the proceeds from the GLA&H sale. The GLA&H line did not contribute to MassMutual's income from operations in 1997 or 1996, but did contribute $41 million in 1995 in the form of a dividend received from MML Pension.

Premium income in 1997 was $6,765 million compared to $6,329 million for 1996, representing an increase of $436 million or 6.9%, following a $601 million or 10.5% increase from $5,728 million in 1995. Premium income from the Individual Line increased 0.3% in 1997 as compared to 1996 and increased 9.2% in 1996 as compared to 1995. Premium income in the Retirement Services line increased 20.7% in 1997 as compared to 1996 and increased 13.2% in 1996 as compared to 1995. GLA&H had no net premium income for 1997, 1996 or 1995. See "Analysis of Results of Operations by Line of Business"

Net investment and other income in 1997 was $2,904 million compared to $2,861 million in 1996, representing an increase of $43 million or 1.5%, following a decrease of $37 million or 1.3% from $2,898 million in 1995. The increase in net investment and other income in 1997 from 1996 was principally due to an increase in the average invested assets in the Company's general investment account. The ratio of net investment income to mean invested assets was 7.6% for 1997 and 1996, a decrease from 8.0% in 1995. The overall portfolio yield remained stable, as increased yields on real estate investments offset declining yields on fixed income investments. The decrease in 1996 from 1995 resulted from a decrease in the overall yield of the investment portfolio as higher yielding investments matured and were replaced with investments with current lower yields, partially offset by an increase in invested assets and a $26 million dividend received from MassMutual Holding Company. The components of net investment income are set forth below:

                                                   Year Ended December 31,
                                                   -----------------------
                                               1997          1996          1995
                                               ----          ----          ----
                                                         (in millions)
Gross investment income:
 Bonds                                        $1,904        $1,894        $1,892
 Common stocks                                     3             4             6
 Mortgage loans                                  402           415           434
 Real estate                                     317           289           287
 Policy loans                                    370           350           343
 Cash and short-term
   investments                                    73            97           107
 Other investments                               104            63            77
                                              ------        ------        ------
 Total gross investment
   income                                      3,173         3,112         3,146
Less investment expenses                         302           297           270
Less interest expense                             35            34            39
                                              ------        ------        ------
Net investment income                         $2,836        $2,781        $2,837
                                              ======        ======        ======


Gross bond income increased in 1997 from 1996 following a slight increase from 1995. The $10 million increase in 1997 was the result of an increase in the average investment in bonds during 1997 from 1996 partially offset by a 20 basis point decline in the average yield on securities. The $2 million increase in bond income in 1996 from 1995 was due to a 7.4% increase in funds invested in the bond portfolio partially offset by a 40 basis point decrease in average bond yields. The decrease in gross mortgage loan income was the result of older higher yielding loans being replaced with mortgage loans at lower current market rates. The increase in gross real estate income was due to improvement in occupancy rates and increases in rents charged per square foot. Gross income from cash and short-term investments decreased in 1997 from 1996 as a result of a lower average short-term position throughout the year partially offset by a 21 basis point increase in the average yields on commercial paper, while the decrease in 1996 from 1995 resulted from MassMutual shifting short-term funds to the bond portfolio, partially offset by an increase in short-term yields. The increase in other investments in 1997 from 1996 was due to an $18 million increase in earnings on partnership and joint ventures, a $7 million increase on preferred stock, a $6 million improvement in returns on derivative instruments, a $10 million increase in income from affiliated investment funds. Other investments include dividends received from subsidiaries of $24 million in 1997, $26 million in 1996 and $41 million in 1995. The 1997 increase in investment expenses represents normal growth, while the 1996 increase in investment expenses resulted from the increased investment in real estate which generated a higher level of operating expenses.

Policy benefits and payments in 1997 were $6,597 million compared to $6,048 million in 1996, representing an increase of $549 million or 9.1%, following an $896 million or 17.4% increase from $5,152 million in 1995. The increase in 1997 from 1996 was principally due to increased withdrawals of individual variable annuities, participating group pension business and an increase in death claims paid. The increase in 1996 from 1995 was due principally to an increase in withdrawals from participating pension business and an increase in individual surrenders and annuity payments. Benefits and surrender payments for individual annuity and supplementary contracts increased by $104 million to $677 million in 1997 from $573 million in 1996 and $370 million in 1995. Surrender benefits for individual life insurance increased in 1997 from 1996, and lapses measured as a percent of in-force business increased slightly to 6.2% in 1997 from 6.1% in 1996 and 6.5% in 1995.

Addition to policyholders' reserves and funds decreased by $134 million, or 15.7%, to $721 million in 1997 from $855 million in 1996 following a $351 million, or 29.1%, decrease from $1,206 million in 1995. The 1997 decrease was due to slower growth in variable annuities and supplemental contracts and withdrawals of participating guaranteed investment contracts partially offset by increased deposits of full service defined contribution pension business. The decrease in 1996 from 1995 was primarily due to a $1,077 million reduction in Retirement Services reserves as a result of increased participating pension business withdrawals and the scheduled maturities of non-participating guaranteed investment contracts, offset by increases in individual life and variable annuities in MassMutual's separate account reserves.

Commissions and operating expenses in 1997 were $766 million, representing an increase of $3 million or 0.4% from $763 million in 1996, following a decrease of $71 million or 8.5% from $834 million in 1995. The increase in 1997 was primarily due to a $4 million increase in operating expenses in the Individual Line reflecting normal growth trends less amounts recovered from affiliates, a $14 million increase in operating expenses in the Retirement Services Line primarily due to large investments in technology, partially offset by a reduction of $15 million for direct commissions paid on the remnants of the GLA&H business. The decrease in 1996 as compared to 1995 was due to a $89 million decrease in expenses, primarily due to Merger expense savings, partially offset by an $18 million increase in commissions. Commissions do not correlate to total premium income since commissions are driven by the growth and changing product sales mix for commission paying business (e.g., individual life and annuity products) and Retirement Services sales, which do not generate significant commissions. Retirement Services' premiums increased by $423 million in 1997 and $239 million in 1996.

Federal income taxes on gain from operations before dividends in 1997 were $284 million, representing an increase of $7 million or 2.5% from $277 million in 1996, following an increase of $71 million or 34.5% from $206 million in 1995. The increase in 1997 from 1996 was due to higher taxes on operations in the Individual Line and higher mutual company add-on tax offset by a decrease in taxes on operations in Retirement Services. The increase in 1996 from 1995 was due to increases in tax on operations for the Individual Line business and Retirement Services business of $91 million and $25 million, respectively, offset by a decrease in the mutual company add-on tax of $46 million.

Dividends to policyholders in 1997 were $919 million, representing an increase of $59 million or 6.9% from $860 million in 1996, following an increase of $41 million or 5.0% from $819 million in 1995. The increases in 1997 from 1996 and 1996 from 1995 were due to growth in the participating in force business and the pass through of investment, mortality and expense experience, including expense savings which resulted from the Merger. The new dividend schedule, annually approved by the Board of Directors in the fourth quarter, is reflected in the Individual Line's gain from operations in the year the dividend is declared.

Net realized capital losses in 1997 were $43 million, representing a decrease of $83 million from the net realized capital gains of $40 million in 1996, following an improvement of $126 million from the net realized capital losses of $86 million in 1995, after the transfer to the Interest Maintenance Reserve ("IMR"). The IMR captures after-tax realized capital gains and losses due to changes in interest rates for all types of fixed income investments. Net realized capital gains (losses) were comprised of the following:

                                                    Years Ended December 31,
                                                    ------------------------
                                                 1997         1996         1995
                                                 ----         ----         ----
                                                          (In Millions)

Realized capital gains (losses):
Bonds                                           $ 132        $ 110        $ 187
Common stocks                                      83           78           32
Mortgage loans                                    (57)         (58)         (86)
Real estate                                        (6)         (74)         (49)
Hedging instruments                               (33)           3           52
Other investments                                  13          223            3
Federal and state taxes                           (73)        (160)         (85)
                                                -----        -----        -----
Net realized capital gains
  before transfer to IMR                           59          122           54
Transfer to IMR                                  (102)         (82)        (140)
                                                -----        -----        -----
Net realized capital gains (losses)             $ (43)       $  40        $ (86)
                                                =====        =====        =====

The $43 million net realized capital loss in 1997 compares unfavorably to the net realized capital gain of $40 million in 1996. This decrease is the result of the net realized capital gains in 1996 being bolstered by a $188 million pre-tax gain realized on the sale of Mirus Life Insurance Company. The realized capital gain (loss) results presented for each year do not reflect the changes in general investment reserves ("GIR"). Changes in the GIR were a $75 million decrease in 1997, a $20 million increase in 1996 and a $21 million decrease for 1995. Net realized capital gains (losses) after consideration of changes in the GIR were gains of $32 million in 1997 and $20 million in 1996 and a loss of $65 million in 1995. The improvement in 1996 from the net loss in 1995 was due to the $188 million pre-tax gain realized on the sale of the Mirus Life Insurance Company and a decrease in losses from commercial mortgage loans offset by an increase in real estate losses, primarily due to planned sales and write downs of former Connecticut Mutual properties.

The high level of realized capital gains from bonds in 1997, 1996 and 1995 was caused by sales and hedging activity generally during periods of declining interest rates. In 1997, net realized capital gains from the sales of bonds consisted of $201 million in gross capital gains offset by gross capital losses of $69 million. In 1996, net realized capital gains from the sales of bonds consisted of $189 million in gross capital gains offset by gross capital losses of $79 million. All interest related gains and losses were transferred to the IMR. Transfers to the IMR consisted of $158 million and $131 million in net gains offset by $56 million and $49 million in taxes for 1997 and 1996, respectively. In 1995, the amounts transferred to the IMR included $230 million of net realized capital gains offset by $90 million in tax.

The realized capital gains from common stock in 1997, 1996 and 1995 resulted from sales which captured the increased market value of these securities. The realized capital losses from mortgage loans were $57 million in 1997 and $58 million in 1996, and the losses decreased by $28 million in 1996 as compared to 1995 due to a reduction in foreclosure activity as the commercial real estate marketplace continued to improve. The realized capital gains and losses from hedging instruments primarily result from interest and equity related contracts. Interest rate swaps, options and futures are utilized to reduce in-terest rate exposures arising from mismatches between assets and liabilities and to modify portfolio profiles to manage other identified risks. Equity swaps are utilized to hedge exposure to market risk on public and private equity positions. In 1997, losses from hedging transactions of $33 million were primarily generated from interest related losses of $19 million and equity related losses of $16 million. In 1996, gains from hedging transactions of $3 million were primarily generated from interest related gains of $1 million and equity related gains of $2 million. In 1995, gains from hedging transactions of $52 million were primarily generated from interest related gains of $36 million and equity related gains of $18 million. In establishing the contributions to the GIR, delays in processing foreclosures were recognized. See "Investments".

As a result of the foregoing factors, net income in 1997 was $257 million compared to $265 million in 1996, representing a decrease of $8 million, or 3.0%, following a 39.5% increase from $190 million in 1995.

ANALYSIS OF RESULTS OF OPERATIONS BY LINE OF BUSINESS

Individual Line Operations
                                                   Years Ended December 31,
                                                   ------------------------
                                               1997          1996          1995
                                               ----          ----          ----
                                              (In Millions, except average size
                                                    and number of policies)
Revenue:
 Premium income                           $    4,299    $    4,286    $    3,924
 Net investment and
   other income                                2,187         2,062         1,994
                                          ----------    ----------    ----------
                                               6,486         6,348         5,918
                                          ----------    ----------    ----------
Benefits and expenses:
 Policy benefits and
   payments                                    2,560         2,303         2,028
 Addition to policyholders'
   reserves and funds                          1,748         1,932         1,769
 Commissions and
   operating expenses                            683           694           763
 State taxes, licenses
   and fees                                       81            91            92
 Merger restructuring
   costs                                        --              61            36
                                          ----------    ----------    ----------
                                               5,072         5,081         4,688
                                          ----------    ----------    ----------
 Net gain before federal
   income taxes and
   dividends                                   1,414         1,267         1,230
 Federal income taxes                            271           247           200
 Net gain from
   operations before
   dividends                                   1,143         1,020         1,030
 Dividends to
   policyholders                                 916           854           813
                                          ----------    ----------    ----------
 Net gain from
   operations                             $      227    $      166    $      217
                                          ==========    ==========    ==========
Premium Income:
 Whole Life                               $    2,514    $    2,406    $    2,467
 Term Life                                       138           160           161
 Universal, Variable &
   Corporate Owned Life                          379           374           356
 Annuities and
   supplemental contracts                        981         1,012           675
 Disability Income                               286           284           245
 Other                                             1            50            20
                                          ----------    ----------    ----------
 Total                                    $    4,299    $    4,286    $    3,924
                                          ==========    ==========    ==========
Life Insurance Sales Face Amount:
 Whole Life                               $    5,729    $    6,732    $    8,378
 Term Life                                     5,392         5,828         8,059
 Universal, Variable &
   Corporate Owned
   Life                                        2,751         3,400         3,259
                                          ----------    ----------    ----------
    Total                                 $   13,872    $   15,960    $   19,696
                                          ==========    ==========    ==========
Life Insurance In-Force Face Amount:
 Whole Life                               $  127,366    $  127,188    $  117,334
 Term Life                                    42,676        45,218        56,086
 Universal, Variable &
   Corporate Owned
   Life                                       29,125        26,975        24,378
                                          ----------    ----------    ----------
    Total                                 $  199,167    $  199,381    $  197,798
                                          ==========    ==========    ==========

Number of Policies In-Force:
 Whole Life                                1,759,312     1,825,977     1,820,193
 Term Life                                   281,494       364,866       398,778
 Universal, Variable &
   Corporate Owned
   Life                                       88,676        88,874        85,107
 Annuities                                   314,189       296,920       293,723
 Disability Income                           288,244       296,776       299,662
                                          ----------    ----------    ----------
    Total                                  2,731,915     2,873,413     2,897,463
                                           =========     =========     =========

Average Size of New Policies Sold:
 Whole Life                               $  181,323    $  172,956    $  158,894
 Term Life                                $  444,045    $  347,674    $  317,514
 Universal, Variable &
   Corporate Owned
   Life                                   $  246,624    $  236,462    $  208,296

Individual Line Operations Year Ended December 31, 1997 Compared to Years Ended December 31, 1996 and 1995

Net gain from operations in 1997 was $227 million compared to $166 million in 1996, representing an increase of $61 million or 36.7%, following a $51 million or 23.5% decrease from $217 million in 1995. The increase in 1997 from 1996 was principally due to the cessation of Merger restructuring costs, improved mortality experience, increased net investment and other income and lower commission and operating expenses partially offset by an increase in dividends to policyholders and higher federal income taxes. The decrease in 1996 from 1995 was principally due to an increase in Merger restructuring costs, increased mortality, and an increase in dividends to policyholders offset by reduced operating expenses and improved morbidity.

Premium income in 1997 was $4,299 million compared to $4,286 million in 1996, representing an increase of $13 million or 0.3%, following a $362 million or 9.2% increase from $3,924 million in 1995. The increase in 1997 from 1996 was the result of a 3.1% increase in life insurance premiums, a 4.8% increase in annuity deposits offset by a 40.3% decrease in supplemental contract deposits, with disability income premium remaining stable. The growth in life insurance premiums was primarily in the whole life insurance product with a drop experienced in term life insurance. The growth in annuity premiums was relatively modest as more of the sales generated by MassMutual's distribution systems are being directed to its life insurance subsidiaries. Supplemental contracts experienced a decrease as a result of a change in operational practices where a higher percentage of death claims were paid to beneficiaries in cash rather than being retained in the benefit management account. The increase in 1996 from 1995 was the net result of a 49.9% increase in annuity and supplemental contract premiums, a 15.9% increase in disability income, and a 14.8% increase in corporate owned life insurance premium, with life insurance premiums stable with the prior year. The increase in whole life premiums during 1996 corresponds with the modest increase in the amount of insurance in-force. Corporate owned life insurance policy sales represent a small number of relatively large cases; therefore it is not unusual for premiums to vary from year-to-year.

Net investment and other income in 1997 were $2,187 million, representing an increase of $125 million or 6.1% from $2,062 million in 1996, following an increase of 3.4%, from $1,994 million in 1995. The increase in 1997 from 1996 resulted from a 6.6% increase in general account invested assets and a portfolio yield which remained level with 1996. The increase in 1996 from 1995 resulted from a 4.9% growth in the Individual Line's invested assets offset by a decrease in portfolio yield. Investment and other income reflects amortization of net gains previously transferred to the IMR. IMR amortization was $26.8 million in 1997, $24 million in 1996, and $12 million in 1995, reflecting the relatively short average life of MassMutual's hedging program.

Policy benefits and payments in 1997 were $2,560 million, representing an increase of $257 million or 11.2% from $2,303 million in 1996, following an increase of $275 million or 13.6%, from $2,028 million in 1995. The increase in 1997 from 1996 was due primarily to growth in annuity withdrawals of $150 million. This increase in annuity withdrawals is influenced by the growth of the account values in the business. The remainder of the increase is due to life insurance surrenders which increased $109 million and death claims which increased $26 million offset by a $46 million decrease in payments made on supplemental contracts. The increase in 1996 from 1995 was due to individual annuity and supplementary contract benefits and surrender payments which increased by $203 million to $573 million in 1996 from $370 million in 1995, accounting for much of the growth in this item. Actual experience as a percentage of expected claims was 98% in 1997. Surrender benefits for individual life insurance increased in 1997 from 1996, and lapses measured as a percent of in-force business were 6.2% in 1997 compared to 6.1% in 1996 and 6.5% in 1995.

Additions to policyholders' reserves and funds in 1997 were $1,748 million, representing a decrease of $184 million or 9.5% from $1,932 million in 1996, following an increase of $163 million or 9.2%, from $1,769 million in 1995. The decrease in 1997 from 1996 was due primarily to slower growth in variable annuity business and supplemental contract deposits as discussed in the premium section above. The increase in 1996 from 1995 was due primarily to the increase in annuity deposits in MassMutual's separate investment account.

Commissions and operating expenses in 1997 were $683 million, representing a decrease of $11 million or 1.6% from $694 million in 1996, following a decrease of $69 million or 9.0%, from $763 million in 1995. The decrease in 1997 from 1996 reflects an increase in the amount of expenses allocated and recovered from subsidiaries and affiliates through management service contracts of $13 million, a reduction of $15 million for direct commissions paid on the remnants of the GLA&H business, partially offset by a $17 million increase in operating expenses reflecting normal growth trends. The decrease in 1996 from 1995 included a decrease in operating expense of $66 million reflecting efficiencies realized from the Merger and management's continuing efforts to control expenses as well as a decrease in commissions reflecting stable individual life revenue and a restructuring of the commission program.

State taxes, licenses, and fees in 1997 were $81 million, representing a decrease of $10 million or 11.0% from $91 mil-lion in 1996, following a decrease of $1 million or 1.1% from $92 million in 1995.

The decrease in 1997 from 1996 was due to recoveries of state income tax and guarantee fund assessments from prior years.

Federal income taxes in 1997 were $271 million, representing an increase of $24 million or 9.7% from $247 million in 1996, following an increase of $47 million or 23.5%, from $200 million in 1995. The increase in 1997 from 1996 was due primarily to higher taxes on operations of $12 million and an increase in the mutual company add-on tax of $16 million. The increase in 1996 from 1995 of $47 million was due primarily to higher taxes on operations of $91 million, offset by a $38 million reduction in the mutual company add-on tax.

Dividends to policyholders in 1997 were $916 million, representing an increase of $62 million or 7.3% from $854 million in 1996, following an increase of $41 million or 5.0%, from $813 million in 1995. The increases in 1997 from 1996 and 1996 from 1995 were due to growth in the participating in force business and the pass through of investment, mortality and expense experience, including continued expense savings which resulted from the Merger. The new dividend schedule, annually approved by the Board of Directors in the fourth quarter, is reflected in the Individual Line's operating results in the year the dividend is declared.

Retirement Services Operations

                                                  Years Ended December 31,
                                            1997           1996           1995
                                            ----           ----           ----
                                                       (In Millions)
Revenue:
 Premium income                           $ 2,466        $ 2,043        $ 1,804
 Net investment and
   other income                               717            799            904
                                          -------        -------        -------
                                            3,183          2,842          2,708
                                          -------        -------        -------
Benefits and expenses:
Policy benefits and
   payments                                 4,037          3,745          3,124
 Reduction to
   policyholders' reserves
   and funds                               (1,027)        (1,077)          (563)
 Commissions and
   operating expenses                          83             69             71
 State taxes, licenses
   and fees                                     1              5             (3)
 Merger restructuring
   costs                                       --              5              8
                                          -------        -------        -------
                                            3,094          2,747          2,637
                                          -------        -------        -------
Net gain before federal
   income taxes and
   dividends                                   89             95             71
Federal income taxes                           13             30              6
                                          -------        -------        -------
Net gain from operations
   before dividends                            76             65             65
Dividends to
   policyholders                                3              6              6
                                          -------        -------        -------
Net gain from operations                  $    73        $    59        $    59
                                          =======        =======        =======

Premium Income
 Flexinvest                               $   523        $   475        $   352
 Superflex                                  1,103            758            696
 RMAP                                           9             --             --
 Interest Guarantee                           120            107            112
 Participating Guaranteed                      35             48            125
 Separate Accounts                            530            473            305
 Defined Benefit                               97             75             54
 GIC and Single Premium
   Annuity Contracts                            9              8             21
 Governmental Separate
   Accounts                                    10             48             67
 Other                                         30             51             72
                                          -------        -------        -------
 Total                                    $ 2,466        $ 2,043        $ 1,804
                                          =======        =======        =======

New Sales
 Flexinvest                               $   218        $   184        $   146
 Superflex                                    515            304            257
 RMAP                                          15             --             --
 Interest Guarantee                            10             22             38
 Participating Guaranteed                      50             39            142
 Separate Accounts                            241            216            140
 Defined Benefit                                9              1              7
 GIC and Single Premium
   Annuity Contracts                            1              -              -
 Governmental Separate
   Accounts                                    10             14             45
 Other                                          1              3             10
                                          -------        -------        -------
 Total                                    $ 1,070        $   783        $   785
                                          =======        =======        =======

Retirement Services Operations Year Ended December 31, 1997 Compared to Years Ended December 31, 1996 and 1995

Net gain from operations in 1997 was $73 million, representing an increase of $14 million or 23.7% from $59 million in 1996, which was unchanged from $59 million in 1995. The increase in 1997 from 1996 was due to higher fees earned on increased assets under management and lower federal income taxes, partially offset by higher operating expenses due to large investments in technology. 1996 remained unchanged from 1995 due to lower general expenses and increased profitability in the Guaranteed Investment Contract deposit business, offset by higher income taxes.

Premium income in 1997 was $2,466 million, representing an increase of $423 million or 20.7% from $2,043 million in 1996, following an increase of $239 million or 13.2%, from $1,804 million in 1995. The increase in 1997 from 1996 was primarily due to higher premiums from full service defined contribution business. The increase in 1996 from 1995 was primarily due to a $184 million increase in defined contribution premium income.

Net investment and other income in 1997 was $717 million, representing a decrease of $82 million or 10.3% from $799 million in 1996, following a decrease of $105 million or 11.6%, from $904 million in 1995. The decreases in 1997 from 1996 and 1996 from 1995 were due to a decrease in the lines' general account assets, resulting from the scheduled maturities of non-participating guaranteed investment contracts and withdrawals of participating business and the trend of new deposits favoring separate account options.

Policy benefits and payments in 1997 were $4,037 million, representing an increase of $292 million or 7.8% from $3,745 million in 1996, following an increase of $621 million or 19.9%, from $3,124 million in 1995. The increase in 1997 from 1996 was due to withdrawals of participating guaranteed investment contracts, older low margin separate account business and increased benefit payments for defined contribution contracts resulting from the growth in this business, partially offset by a reduction in withdrawals of non-participating guaranteed investment contracts. The increase in 1996 from 1995 was due to an increase in withdrawals of participating annuity business.

Reduction in policyholders' reserves and funds in 1997 were $1,027 million, representing a decrease of $50 million or 4.6% from $1,077 million in 1996, following an increase of $514 million or 91.3%, from $563 million in 1995. The decrease in 1997 from 1996 was due to a higher level of deposits of full service defined contribution business, offset by the increase in withdrawals discussed above. The increase in 1996 from 1995 was due to the increase in withdrawals of participating business.

Operating expenses and commissions were $83 million in 1997, representing an increase of $14 million or 20.3% from $69 million in 1996, following a decrease of $2 million or 2.8% from $71 million in 1995. The increase in 1997 from 1996 was due to a large investment in technology and business resources needed to support a rapidly growing defined contribution business and commissions related to the increased growth in the full service defined contribution business. During 1996, reductions in operating expenses were partially offset by increases in commissions.

Federal income taxes in 1997 were $13 million, representing a decrease of $17 million or 56.7% from $30 million in 1996, following an increase of $24 million or 400.0%, from $6 million in 1995. The decrease in 1997 from 1996 was due primarily to a decrease in tax on timing differences which lowered taxes on gain from operations. The increase in 1996 from 1995 of $24 million was due primarily to an increase in temporary differences in the tax on gain from operations.

Life and Health Benefits
Management Operations

The Company continues to run off its Group Life and Health Benefits Management business. On March 31, 1996, MassMutual sold MassMutual Holding Company Two, Inc., and its subsidiaries, including Mirus Life Insurance Company (formerly MML Pension Insurance Company), to WellPoint Health Networks, Inc. Accordingly, MassMutual's gain from operations for 1997 and 1996 does not include any income generated by this business. Gain from operations for 1995 reflected a $41 million dividend MassMutual received from MML Pension. MML Pension's 1995 net gain from operations was $44 million, of which $41 million was recorded by MassMutual as dividend income, a component of net investment income. The remaining $3 million was recognized by MassMutual as an unrealized capital gain in the statutory statement of changes in policyholders' contingency reserves.

As a result of the Reinsurance with MML Pension, there were no net premiums, policy benefits and payments and addition to policyholders' reserves in this line for 1997, 1996 and 1995. Direct premium income prior to the Reinsurance with MML Pension in 1997 was $168 million, a decrease of $500 million or 74.9% from $668 million in 1996, which in turn was a decrease of 11.3% from $753 million in 1995. The decrease in 1996 from 1995 was due to this business moving from MassMutual's contracts and being renewed as UniCARE contracts.

STATEMENT OF FINANCIAL POSITION

The following table sets forth MassMutual's assets.

Assets
                                                               December 31,
                                                               ------------
                                                           1997            1996
                                                           ----            ----
                                                               (In Millions)
Bonds                                                    $23,890         $24,299
Common stocks                                                355             337
Mortgage loans                                             4,864           4,853
Real estate                                                1,698           1,841
Other investments                                          1,964           1,426
Policy loans                                               4,950           4,752
Cash and short-term investments                            1,941           1,075
                                                         -------         -------

                                                          39,662          38,583
Investment and insurance amounts
   receivable                                              1,065           1,102
Other assets                                                 105              98
                                                         -------         -------

                                                          40,832          39,783

Separate investment account assets                        16,803          13,564
                                                         -------         -------

Total assets                                             $57,635         $53,347
                                                         =======         =======

Total assets at December 31, 1997 were $57,635 million, representing an increase of $4,288 million, or 8.0%, from $53,347 million at December 31, 1996. Much of this increase was due to continued growth in MassMutual's separate investment accounts, in which assets increased by $3,239 million, or 23.9%, to $16,803 million at December 31, 1997 from $13,564 million at December 31, 1996. Invested assets in MassMutual's general investment account at December 31, 1997 increased by $1,079 million, or 2.8%, to $39,662 million from $38,583 million at December 31, 1996.

Bonds at December 31, 1997 were $23,890 million, representing a decrease of $409 million, or 1.7%, from $24,299 million at December 31, 1996. This reflects a shift of funds to short-term investments late in the year, which were hedged to enhance spreads, withdrawals of non-participating guaranteed investment contracts and participating business, partially offset by normal growth in the Individual Line. Bonds and short-term securities in NAIC categories 1 and 2 were 59.0% of general investment account assets at December 31, 1997, as compared to 59.4% at December 31, 1996. The percentage of general investment account assets representing bonds and short-term investments in NAIC categories 3 through 6 was 5.8% and 5.9% at December 31, 1997 and 1996.

Common stocks, which exclude subsidiaries and affiliates, at December 31, 1997 were $355 million, representing an in-crease of $18 million, or 5.3%, from $337 million at December 31, 1996. This increase was a result of appreciation in market values. Cash and short-term investments at December 31, 1997 were $1,941 million, representing an increase of $866 million, or 80.6%, from $1,075 million at December 31, 1996.

Mortgage loans at December 31, 1997 were $4,864 million, representing an increase of $11 million, or 0.2%, from $4,853 million at December 31, 1996. This was principally due to the issuance of $1,048 million in new loans partially offset by repayments of $922 million, foreclosures of $35 million, losses of $57 million and other items of $23 million.

The decrease in real estate was primarily due to the May 1997 sale and contribution of $257 million of book value investments in suburban office properties to a partnership managed by Cornerstone Real Estate Advisors, an affiliate. At December 31, 1997, the Company had a $138 million investment in this partnership which is classified as other investments. See "Investments" for a discussion of investment reserves.

Separate investment account assets increased by $3,239 million or 23.9%, to $16,803 million at December 31, 1997 from $13,564 million at December 31, 1996. This increase was due primarily to market appreciation on existing assets, new deposits of individual variable products and defined contribution pension products, partially offset by withdrawals of participating guaranteed investment contracts.

Liabilities

Total liabilities at December 31, 1997 were $54,762 million, representing an increase of $4,054 million, or 8.0%, from $50,708 million at December 31, 1996. As with assets, most of this growth occurred in the separate investment accounts, which increased $3,240 million, or 23.9%, to $16,803 million at December 31, 1997.

Policyholders' reserves and funds at December 31, 1997 were $33,783 million, representing an increase of $441 million, or 1.3%, from $33,342 million at December 31, 1996. The increase at December 31, 1997 from December 31, 1996 was attributable primarily to the $1,162 million growth in individual life and disability income reserves, a $311 million increase in reserves for large corporate clients, partially offset by a $109 million decrease in general account individual annuity reserves, and a $923 million decrease in participating and non-participating group pension reserves.

The policyholders' dividend liability was $954 million at December 31, 1997, representing an increase of $69 million, or 7.8%, from $885 million at December 31, 1996. This increase was due to growth in the participating in-force business and the pass-through of investment, mortality and expense experience, including expense reductions which resulted from the merger.

MassMutual utilizes sophisticated asset/liability analysis techniques in order to set the investment policy for each liability class and test the adequacy of the projected cash flow provided by assets to meet all of its future policyholder and other obligations. These studies are performed using stress tests regarding future credit and other asset losses, market interest rate fluctuations, claim losses and other considerations. See "Liquidity and Capital Resources" below for further discussions on this issue.

Policyholders' Contingency Reserves

Policyholders' contingency reserves were $2,873 million at December 31, 1997, an increase of $234 million, or 8.9%, from December 31, 1996. This increase was composed of (i) 1997 net income of $257 million, (ii) an increase of $119 million from unrealized capital gains, (iii) a decrease of $76 million due to the change in AVR and GIR, (iv) a decrease of $55 million from strengthening policyholders' reserves, and (v) a decrease of $11 million due to other changes.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Net cash provided by operating activities was $663 million, $418 million and $827 million for the years ended 1997, 1996 and 1995, respectively. The increase during 1997 was due primarily to a reduction in participating and non-participating group pension contracts, maturities and withdrawals from the general investment account.

MassMutual has structured its investment portfolio to ensure a strong liquidity position in order to permit timely payment of policy and contract benefits without requiring an untimely sale of assets. MassMutual manages its liquidity position by matching its exposure to cash demands with adequate sources of cash and other liquid assets. Major industry rating services have consistently cited MassMutual's liquidity position as a significant strength.

MassMutual's principal sources of liquidity are cash flow and holdings of cash, short-term investments and other readily marketable assets. The primary cash flow sources are investment income and principal repayments on invested assets, life insurance premiums, annuity considerations and deposits. Historically, MassMutual has consistently experienced net positive cash flow from operations.

MassMutual's liquid assets include substantial U.S. Treasury holdings, short-term money market investments, stocks and marketable long-term fixed income securities. Cash and short-term investments totaled $1,941 million at December 31, 1997. The carrying value of other highly liquid securities, including NAIC Category 1 and 2 publicly traded bonds and the common stock portfolio, was approximately $14.6 billion at December 31, 1997.

The liquidity position of MassMutual is proactively managed on an ongoing basis to meet cash needs while minimizing adverse impacts on investment returns. A variety of scenarios are analyzed modeling potential demands on liquidity, taking into account the provisions of MassMutual's policies and contracts inforce, MassMutual's cash flow position and the volume of cash and readily marketable securities in MassMutual's portfolio.

MassMutual also employs sophisticated quantitative asset/liability cash flow management techniques to optimize and control the investment return and liquidity for each portfolio, taking into account the distinguishing liability characteristics of each portfolio.

A primary liquidity concern for MassMutual is the risk of early contractholder and policyholder withdrawal. The three most affected products are individual life insurance and individual deferred annuities offered by the Individual Line and the participating products offered by the Retirement Services line. Personal life insurance policies are less susceptible to withdrawal than annuity contracts because annuities are primarily used as investment vehicles, while personal life policies are used to fulfill longer term financial planning needs. A substantial part of MassMutual's individual life insurance exposure is focused on a well-seasoned, mature block of business. MassMutual closely evaluates and manages its liquidity risk by, for example, seeking to include provisions limiting withdrawal rights from general account institutional pension products (generally group annuities, including guaranteed investment contracts and certain deposit liabilities) sold to plan sponsors.

MassMutual's exposure to early withdrawal under the Retirement Services and Individual Line annuity businesses as of the dates indicated can be described as follows:

                Withdrawal Characteristics of Annuity Actuarial
                     Reserves and Deposit Fund Liabilities

                                                   December 31,
                                                   ------------
                                              1997              1996
                                              ----              ----
                                                  % of               % of
                                        Amount    Total    Amount    Total
                                        ------    -----    ------    -----
                                                  ($ In Millions)
Subject to discretionary
 withdrawal with adjustment:
 With market value
  adjustment                           $ 8,235     42.7%  $ 8,453     45.0%
 At market value                         4,099     21.3     2,443     13.0
 At book value less
  surrender charge                         221      1.2       197      1.1
                                       -------     ----   -------     ----
Subtotal                                12,555     65.2    11,093     59.1
Subject to discretionary
  withdrawal without
  adjustment:
 At book value
  (minimal or no charge or
   adjustment)                           2,911     15.1     3,034     16.2
Not subject to discretionary
  withdrawal                             3,800     19.7     4,648     24.7
                                       -------     ----   -------     ----
Total annuity actuarial
  reserves and deposit
  fund liabilities (gross)              19,266    100.0%   18,775    100.0%
Less reinsurance                             -                  -
                                       -------             ------
Total annuity actuarial
  reserves and deposit
  fund liabilities                     $19,266            $18,775
                                       -------            -------

Based on its ongoing monitoring and analysis of its liquidity sources and demands, MassMutual believes that it is in a strong liquidity position.

Capital Resources

As of December 31, 1997, MassMutual's total adjusted capital as defined by the NAIC was $4,209 million. The NAIC uses an RBC model to compare the total adjusted capital with a standard designed to reflect MassMutual's risk profile. Although MassMutual believes that there is no single appropriate means of measuring risk-based capital needs, it feels that the NAIC approach to RBC measurement is reasonable, and will manage its capital position with significant attention to maintaining adequate total adjusted capital relative to RBC. MassMutual's total adjusted capital was well in excess of all RBC standards at December 31, 1997 and 1996. Management believes that MassMutual enjoys a strong capital position in light of the risks to which it is subject and that it is well positioned to meet policyholder and other obligations.

INFLATION

MassMutual's operating expenses are affected by inflation. A large portion of MassMutual's operating expenses consist of salaries which are subject to wage increases, at least partially affected by the rate of inflation. MassMutual's continuing efforts to control expenses may reduce the impact of inflation on operating expenses.

Inflation also has an indirect effect on MassMutual. To the extent that the government's economic policy to control the level of inflation results in changes in interest rates, MassMutual's new sales of insurance products and investment income are affected. Changes in the level of interest rates also have an effect on interest spreads, as investment earnings are reinvested.

YEAR 2000 ISSUE

Like other businesses and governments around the world, MassMutual could be adversely affected if the computer systems used by MassMutual and those with which it does business do not properly recognize the year 2000. This is commonly known as the "Year 2000 issue." In 1996, MassMutual began an enterprise-wide process of identifying, evaluating and implementing changes to computer systems and applications software to address the Year 2000 issue. This is one of MassMutual's highest business operational priorities.

MassMutual is addressing the Year 2000 issue internally with modifications to existing programs and conversions to new programs. The costs related to the Year 2000 issue are being currently expensed, and when measured against net gain from operations before dividends, are not material. MassMutual is also seeking assurances from vendors, customers, service providers and others with which MassMutual conducts business, in order to identify and resolve the Year 2000 issue.

INVESTMENTS

At December 31, 1997, MassMutual had $39.7 billion of invested assets in its general investment account. The portfolio of invested assets is managed to support the liabilities of the lines of business in light of yield, liquidity and diversification considerations. The general investment account portfolio does not include MassMutual's separate investment account assets.

The following table sets forth MassMutual's invested assets in the general investment account and gross investment yield thereon (after deducting real estate operating expenses and taxes) as of the dates indicated.


                                                                     December 31,
                                                                     ------------
                                        1997                             1996                           1995
                            ------------------------------   ------------------------------   ------------------------------
                            Carrying     % of                Carrying    % of                 Carrying    % of
                             Value      Total   Yield/(1)/    Value     Total    Yield/(1)/    Value     Total    Yield/(1)/
                             -----------------------------   ------------------------------   ------------------------------
                                                                    ($ In Millions)
Bonds                        $23,890     60.2%      8.2%      $24,299    63.0%     8.4%      $22,635     59.6%     8.8%
Common stocks                    355      0.9       0.9           337     0.9      1.1           416      1.1      1.8
Mortgage loans                 4,864     12.3       8.6         4,853    12.6      8.9         4,898     12.9      9.2
Real estate                    1,698      4.3      11.7         1,841     4.8      9.8         1,653      4.4      9.8
Other investments              1,964      4.9       6.3         1,426     3.6      4.4         1,490      3.9      5.9
Policy loans                   4,950     12.5       7.9         4,752    12.3      7.8         4,518     11.9      8.1
Cash and short-term
investments                    1,941      4.9       5.0         1,075     2.8      5.8         2,343      6.2      4.8
                             -------    -----      ----       -------   -----     ----       -------    -----     ----
Total investments            $39,662    100.0%      8.5%      $38,583   100.0%     8.5%      $37,953    100.0%     8.7%
                             =======    =====      ====       =======   =====     ====       =======    =====     ====


/(1)/ The yield on total investments before indirect expenses was 8.5%, 8.5% and 8.7% for the years ended December 31, 1997, 1996 and 1995, respectively. If remaining investment expenses including depreciation on real estate investments were deducted, net yields would be 7.6%, 7.6% and 8.0%, respectively. The yield on each investment category, before federal income taxes, is calculated as: (a) two times gross investment income (which for real estate deducts operating expenses and real estate taxes) divided by (b) the sum of assets at the beginning of the year and assets at the end of the year, less gross investment income. This is the formula which was specified by the NAIC for calculating investment yield when this information was last required to be included in the annual statement filed with the Division.

MassMutual carries its investments in accordance with methods and values prescribed by the NAIC and adopted by state insurance authorities. Generally, bonds are valued at amortized cost, preferred stocks in good standing are valued at cost, and common stocks are shown at fair value. Mortgage loans are valued at principal less impairments and unamortized discount. Real estate is valued at cost less accumulated depreciation, impairments and mortgage encumbrances. Depreciation on investment real estate is calculated using the straight-line and constant yield methods. Policy loans are carried at the outstanding loan balance less amounts unsecured by the cash surrender value of the policy. Short-term investments are stated at amortized cost which approximates fair value. Other investments primarily consist of joint ventures, other forms of partnerships and the common stocks of subsidiaries, which are valued using the equity method.

MassMutual periodically uses standard derivative financial instruments such as options, futures and forward exchange contracts to hedge certain risks associated with anticipated purchases and sales of investments and certain payments denominated in foreign currencies. These derivative financial instruments are used to protect MassMutual from market fluctuations in interest and exchange rates between the contract date and the date on which the hedged transaction occurs. MassMutual is subject to off-balance sheet risk that the counterparties of the transactions will fail to perform as contracted. MassMutual manages this risk by only entering into contracts with highly rated institutions and listed exchanges. MassMutual does not hold or issue derivative financial instruments for trading purposes.

Bonds

The following table provides certain information regarding the maturity distribution of bonds (excluding short-term securities):

                                              Bond Maturities
                                                December 31,
                                                ------------
                                          1997                  1996
                                          ----                  ----
                                 Carrying      % of    Carrying      % of
                                   Value      Total      Value      Total
                                   -----      -----      -----      -----
                                               ($ In Millions)
Due in one year
   or less                        $   520       2.2%    $   680       2.8%
Due after one year
   through five years               3,972      16.6       5,129      21.1
Due after five years
   through ten years                7,423      31.1       6,880      28.3
Due after ten years                 5,255      22.0       5,195      21.4
Mortgage-backed
   securities/(1)/                  6,720      28.1       6,415      26.4
                                  -------     -----     -------     -----
                                  $23,890     100.0%    $24,299     100.0%
                                  =======     =====     =======     =====

/(1)/ Average life is 5.7 years, including securities guaranteed by the U.S. Government.

The maturities of portfolio bonds are considered by MassMutual to be sufficiently diversified and are carefully monitored and managed in light of MassMutual's liquidity needs. See "Liquidity and Capital Resources."

Bonds and short-term securities consist of publicly traded and privately placed debt securities. At December 31, 1997 and 1996, publicly traded bonds comprised 57.8% and 59.1% of the bond portfolio, respectively, and privately placed bonds comprised the remainder. Substantially all of the publicly traded and privately placed bonds held by MassMutual are evaluated by the NAIC's Securities Valuation Office ("SVO"), which assigns securities to one of six NAIC investment credit categories, with Category 1 securities being the highest quality and Category 6 securities being the lowest quality. Categories 1 and 2 are investment grade, Category 3 is medium quality and Categories 4, 5 and 6 are non-investment grade. The remainder of the securities which have not as yet received NAIC ratings are rated under an internal system which MassMutual believes to be equivalent to that used by the SVO.

The table below sets forth, as of the dates indicated, the NAIC ratings for MassMutual's bond portfolio (including short-term securities) and the equivalent public rating agency designations. The bond portfolio consists primarily of high grade securities. At December 31, 1997 and 1996, 91.0% and 90.9%, respectively, of the portfolio was invested in NAIC Categories 1 and 2 securities.

                              Bond Credit Quality
                       (includes short-term securities)

                                                    December 31,
                                                    ------------
                                            1997                    1996
                                            ----                    ----
                                                   ($ In Millions)

NAIC
Bond         Rating Agency            Carrying     % of       Carrying     % of
Rating    Equivalent Designation        Value      Total        Value      Total
------    ----------------------        -----      -----        -----      -----
1            Aaa/Aa/A                  $15,976     62.1%      $16,539      65.6%
2            Baa                         7,434     28.9         6,390      25.3
3            Ba                          1,533      6.0         1,429       5.7
4            B                             683      2.7           747       3.0
5            Caa and lower                  55      0.2            63       0.2
6            In or near default             37      0.1            43       0.2
                                       -------    -----       -------     -----
               Total                   $25,718    100.0%      $25,211     100.0%
                                       =======    =====       =======     =====


MassMutual invests a significant portion of its investment funds in high quality publicly traded bonds in order to maintain and manage liquidity and reduce the risk of default in the portfolio. As of December 31, 1997, 96.1% of the publicly traded bonds were rated as NAIC Categories 1 and 2, as illustrated by the following chart:


                      Publicly Traded Bond Credit Quality
                       (includes short-term securities)

                                                     December 31,
                                                    ------------
                                            1997                    1996
                                            ----                    ----
                                                  ($ In Millions)

NAIC
Bond         Rating Agency            Carrying     % of      Carrying      % of
Rating    Equivalent Designation        Value     Total        Value      Total
------    ----------------------        -----     -----        -----      -----
1            Aaa/Aa/A                  $11,632     78.2%      $12,791      85.8%
2            Baa                         2,665     17.9         1,537      10.3
3            Ba                            320      2.2           326       2.2
4            B                             247      1.7           248       1.7
5            Caa and lower                   5      0.0             4       0.0
6            In or near default              1      0.0             4       0.0
                                       -------    -----       -------     -----
               Total                   $14,870    100.0%      $14,910     100.0%
                                       =======    =====       =======     =====


MassMutual utilizes its investments in the privately placed bond portfolio to enhance the value of the overall portfolio, increase diversification and obtain higher yields than are possible with comparable quality public market securities. To control risk, MassMutual relies upon broader access to management information, strengthened negotiated protective covenants, call protection features, and a higher level of collateralization than can customarily be achieved in the public market. The strength of the privately placed bond portfolio is demonstrated by the predominance of NAIC Categories 1 and 2 securities.

                     Privately Placed Bond Credit Quality
                        (include short-term securities)

                                                      December 31,
                                                      ------------
                                           1997                        1996
                                           ----                        ----
                                                    ($ In Millions)
NAIC
Bond         Rating Agency            Carrying     % of      Carrying      % of
Rating    Equivalent Designation        Value     Total        Value      Total
------    ----------------------        -----     -----        -----      -----
1            Aaa/Aa/A                 $  4,344     40.0%     $  3,748      36.4%
2            Baa                         4,769     44.0         4,853      47.1
3            Ba                          1,213     11.2         1,103      10.7
4            B                             436      4.0           499       4.8
5            Caa and lower                  50      0.5            59       0.6
6            In or near default             36      0.3            39       0.4
                                       -------    -----       -------     -----
              Total                    $10,848    100.0%      $10,301     100.0%
                                       =======    =====       =======     =====


As of December 31, 1997 and 1996, mortgage-backed securities in the bond portfolio consisted of $3.4 billion and $3.0 billion, respectively, of GNMA, FNMA, FHLMC and FHA mortgage-backed pass-through securities, and $3.3 billion and $3.4 billion, respectively, of government agency-backed collateralized mortgage obligations.

The following table sets forth by industry category the carrying value and percent of total of the bond portfolio, including short-term securities, as of December 31, 1997:

                          Bond Portfolio By Industry

                                                    December 31, 1997
                                                    -----------------
                                     Public/(1)/         Private/(1)/          Total
                             -----------------------------------------------------------
                             Carrying      % of   Carrying      % of   Carrying     % of
Industry Category              Value      Total     Value      Total     Value     Total
                             -----------------------------------------------------------
                                                      ($ In Millions)
Collateralized/(2)/          $ 6,786       45.6%  $   726        6.7%  $ 7,512      29.2%
U.S. Government                3,134       21.1       308        2.8     3,442      13.4
Finance                        1,084        7.3     1,367       12.6     2,451       9.5
Producer Goods                   596        4.0     1,645       15.2     2,241       8.7
Consumer Goods                   453        3.0     1,238       11.4     1,691       6.6
Natural Resources                671        4.5       878        8.1     1,549       6.0
Utilities                        856        5.8       622        5.7     1,478       5.8
Other Services                   164        1.1       829        7.6       993       3.9
Media                            218        1.5       609        5.6       827       3.2
Transportation                   269        1.8       518        4.8       787       3.1
Retail                           143        1.0       390        3.6       533       2.1
Health Care                      267        1.8       262        2.4       529       2.0
Aerospace                         72        0.5       256        2.4       328       1.3
Others                           157        1.0     1,200       11.1     1,357       5.2
                             -------      -----   -------      -----   -------     -----
  Total                      $14,870      100.0%  $10,848      100.0%  $25,718     100.0%
                             =======      =====   =======      =====   =======     =====

/(1)/ Includes short-term securities.

/(2)/ These bonds are collateralized by mortgages backed by FNMA, GNMA, FHLMC or FHA and include collateralized mortgage obligations and pass-through securities. These amounts also include asset backed securities such as credit card, automobile and residential mortgage securities.

The estimated fair value of bonds is based upon quoted market prices for actively traded securities. MassMutual subscribes to commercial pricing services that provide estimated fair values of fixed income securities that are not actively traded. Estimated fair values for privately placed bonds are generally determined by applying interest spreads based on quality and asset type to the appropriate duration on the U.S. Treasury yield curve.

The tables below set forth the carrying value, gross unrealized gains and losses, net unrealized gains and losses and estimated fair value of the bond portfolio (excluding short-term securities) at December 31, 1997 and 1996:


                                                      December 31, 1997
                                                      -----------------
                                                  Gross            Gross            Net           Estimated
                                Carrying        Unrealized      Unrealized      Unrealized           Fair
                                 Value            Gains           Losses         Gain (Loss)         Value
                                 -------------------------------------------------------------------------
                                                             ($ In Millions)
U.S. Treasury Securities
  and Obligations of U.S.
  Government Corporations
  and Agencies                  $ 6,241          $   470          $    10          $   460          $ 6,701
Debt Securities issued by
  Foreign Governments                83                5                3                2               85
Mortgage-backed securities        3,391              188                9              179            3,570
State and local governments         362               24                1               23              385
Corporate debt securities        12,149              765               47              718           12,867
Utilities                           872              100                2               98              970
Affiliates                          792                3                1                2              794
                                -------          -------          -------          -------          -------
                                $23,890          $ 1,555          $    73          $ 1,482          $25,372
                                =======          =======          =======          =======          =======


                                                      December 31, 1996
                                                      -----------------
                                                  Gross            Gross            Net           Estimated
                                Carrying        Unrealized      Unrealized      Unrealized           Fair
                                 Value            Gains           Losses         Gain (Loss)         Value
                                 -------------------------------------------------------------------------
                                                             ($ In Millions)
U.S. Treasury Securities
  and Obligations of U.S.
  Government Corporations
  and Agencies                  $ 8,043          $   344          $    57          $   287          $ 8,330
Debt Securities issued by
  Foreign Governments                95               10                0               10              105
Mortgage-backed securities        3,014              119               43               76            3,090
State and local governments         173               13                2               11              184
Corporate debt securities        11,675              528              133              395           12,070
Utilities                           975               87               19               68            1,043
Affiliates                          324                5                4                1              325
                                -------          -------          -------          -------          -------
                                $24,299          $ 1,106          $   258          $   848          $25,147
                                =======          =======          =======          =======          =======

Mortgage Loans

Mortgage loans represented 12.3% and 12.6% of the total investments in the general account at December 31, 1997 and 1996 respectively. Mortgage loans consist of commercial mortgage loans and residential mortgage loan pools. At December 31, 1997 and 1996, commercial mortgage loans comprised 78.8% and 80.3% of the mortgage loan portfolio.

Total gross investment income on mortgage loans for the year ended December 31, 1997 was $402 million, a 3.1% decrease from $415 million at December 31, 1996. This decrease was due to high yielding loans leaving the portfolio at maturity or through prepayments and new loans being issued at current market rates lower than the portfolio average. The average yield on mortgage loans was 8.6% and 8.9% for the year ending December 31, 1997 and 1996 respectively. Net realized capital losses on mortgage loans were $57 million and $58 million for the year ended December 31, 1997 and 1996.

The following table provides certain information regarding the maturity distribution of mortgage loans:

                                         Mortgage Loans Maturities
                                               December 31,
                                               ------------
                                       1997                     1996
                                       ----                     ----
                              Carrying        % of     Carrying       % of
                                Value         Total     Value         Total
                                -----         -----     -----         -----
                                             ($ In Millions)

Due in one year
   or less                     $  181          3.7%     $  452          9.3%
Due after one year
   through five years           1,410         29.0       1,519         31.3
Due after five years
   through ten years            1,238         25.5       1,171         24.1
Due after ten years             1,002         20.6         755         15.6
Residential mortgage
   pools                        1,033         21.2         956         19.7
                               ------        -----      ------        -----
 Total                         $4,864        100.0%     $4,853        100.0%
                               ======        =====      ======        =====

Residential

The residential mortgage loan portfolio consists of conventional and FHA/VA mortgage pools. These investments have provided MassMutual with excellent loss/risk experience. MassMutual imposes rigorous investment standards, including governmental agency guarantees, seasoned pools and discount pricing as protection against prepayment risk.

Commercial

MassMutual's commercial mortgage loan portfolio consists of fixed and floating rate loans on completed, income producing properties. The majority of the portfolio is fixed rate mortgages.

At December 31, 1997, 86.0% of the commercial mortgage loan portfolio consisted of bullet loans (loans that do not fully amortize over their term) compared to 87.6% at December 31, 1996. Scheduled bullet maturities at December 31, 1997 of $181 million, $355 million, $388 million and $364 million in 1998, 1999, 2000 and 2001 represent 4.7%, 9.3%, 10.1% and 9.5% respectively, of the commercial mortgage loan portfolio.

MassMutual had $409 million of bullet loans scheduled to mature during 1997 of which $251 million, or 61.4%, were paid in full at maturity, $81 million, or 19.8%, were refinanced, $77 million, or 18.8%, were foreclosed or paid off at discount.

During 1997 all renewed bullet loans were performing assets prior to renewal and all loan renewals reflected market conditions. Past experience with regard to bullet maturities, however, is not necessarily indicative of future results.

The maturities of commercial mortgage loans are considered by MassMutual to be sufficiently diversified and are carefully monitored and managed in light of MassMutual's liquidity needs. See "Liquidity and Capital Resources."

The following tables set forth by property type and geographic distribution of the commercial mortgage loan portfolio:

                                      Commercial Mortgage Loans by
                                             Property Type
                                              December 31,
                                              ------------
                                      1997                    1996
                                      ----                    ----
                            Carrying         % of    Carrying         % of
                              Value          Total     Value          Total
                              -----          -----     -----          -----
                                           ($ In Millions)

Office                       $1,040          27.1%     $1,184          30.4%
Retail                          745          19.5         880          22.6
Industrial and Other            468          12.2         539          13.8
Apartments                      928          24.2         752          19.3
Hotels and Motels               647          16.9         537          13.8
Commercial Pools                  3           0.1           5           0.1
                             ------         -----      ------         -----
                             $3,831         100.0%     $3,897         100.0%
                             ======         =====      ======         =====

                                    Commercial Mortgage Loans by
                                       Geographic Distribution
                                              December 31,
                                              ------------
                                      1997                    1996
                                      ----                    ----
                            Carrying         % of    Carrying         % of
                              Value          Total     Value          Total
                              -----          -----     -----          -----
                                             ($ In Millions)

West                         $  697          18.2%    $  847          21.7%
Northeast                       695          18.1        729          18.7
Mid-Atlantic                    588          15.3        622          16.0
Southeast                       634          16.6        630          16.2
Midwest                         532          13.9        533          13.7
Southwest                       685          17.9        536          13.7
                             ------         -----     ------         -----
                             $3,831         100.0%    $3,897         100.0%
                             ======         =====     ======         =====

Equity Real Estate

The real estate portfolio includes real estate properties originally acquired as investments, occupied by MassMutual and real estate acquired through foreclosure. At December 31, 1997, office properties constituted the largest component of the portfolio, representing 36.0% of the aggregate carrying value.

The following tables illustrate the diversity of the equity real estate portfolio by property category and by region:

                                            Equity Real Estate by
                                                Property Type
                                                 December 31,
                                                 ------------
                                          1997                    1996
                                          ----                    ----
                                 Carrying       % of     Carrying        % of
                                   Value        Total      Value         Total
                                   -----        -----      -----         -----
                                                 ($ In Millions)

Office                            $  612         36.0%    $  806         43.8%
Hotels and Motels                    549         32.3        444         24.1
Retail                               241         14.2        269         14.6
Apartments                           156          9.2        148          8.0
Industrial and Other                 140          8.3        174          9.5
                                  ------        -----     ------        -----
  Total                           $1,698        100.0%    $1,841        100.0%
                                  ======        =====     ======        =====

                                            Equity Real Estate by
                                           Geographic Distribution
                                                 December 31,
                                                 ------------
                                          1997                    1996
                                          ----                    ----
                                 Carrying       % of     Carrying        % of
                                   Value        Total      Value         Total
                                   -----        -----      -----         -----
                                                 ($ In Millions)

Southeast                         $  378         22.3%    $  415         22.5%
Mid-Atlantic                         299         17.6        304         16.5
Midwest                              257         15.1        281         15.3
Northeast                            371         21.8        409         22.2
West                                 193         11.4        242         13.2
Southwest                            200         11.8        190         10.3
                                  ------        -----     ------        -----
  Total                           $1,698        100.0%    $1,841        100.0%
                                  ======        =====     ======        =====

MassMutual, through its indirectly wholly-owned subsidiary, Cornerstone Real Estate Advisers, Inc. ("Cornerstone"), has been active in the real estate investment market since the 1960s. At the close of 1997, MassMutual's real estate portfolio consisted of 168 properties with a statement value in excess of $1.6 billion. The portfolio is primarily unleveraged with only $14 million in third party non-recourse debt outstanding at December 31, 1997. The decrease in real estate was primarily due to the May 1997 sale and contributions of $257 million of book value investments in suburban office properties to a partnership managed by Cornerstone. At December 31, 1997, the Company had a $138 million investment in this partnership which is classified as other investments.

Real estate produced gross investment income of $317 million for the year ended December 31, 1997, and $289 million for the year ended December 31, 1996. Net capital losses from sales transactions and impairments were $6 million and $74 million, respectively, for such periods.

Foreclosed real estate is accounted for at the lower of the property's market value or the loan balance when acquired, with write-downs at the point of foreclosure being based on appraisals. All real estate investments are re-valued annually as described below, and write-downs are taken if the revaluation indicates an impairment of value. Foreclosed properties are managed to optimize value and then either sold or transferred to the investment real estate portfolio. Foreclosed real estate had a carrying value, net of write-downs, of $118 million and $132 million at December 31, 1997 and 1996, respectively.

Individual property valuations are reviewed by management on a regular basis. Real estate valuations are first established at MassMutual's regional offices by the asset managers using the ARGUS (TM) software valuation program to project income on a lease-by-lease basis. Budgeted expenses, leasing assumptions and capital expenditures are also reflected. The valuations are then reviewed by the appraisal section of MassMutual's Real Estate Investment Division for technical accuracy, methodology and the appropriateness of the assumed rates of return. The valuations are prepared on an interim basis between the months of February and September, with a final valuation prepared for the end of the year. Additionally, in 1997 a sample of properties constituting 22.4% of the portfolio's market value was appraised by external independent appraisers.

Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to investment real estate when the following qualifications have been met: (i) the property has been owned or monitored by MassMutual for sufficient time to allow proper evaluation (including the pendency of foreclosure procedures, receivership or redemption); (ii) the property has generated an annual net operating income equal to at least 7% of the current book value for the most recent six month period (12 months for hotels); and
(iii) there are no unusual circumstances which would have substantial negative impact on the value of the property or the stability of the income stream (e.g., environmental problems, major tenant vacancies over a short-term or structural building deficiencies, etc.)

At December 31, 1997, MassMutual's real estate AVR totaled $212 million. In addition, MassMutual maintained a separate GIR of $58 million in respect of properties held for sale during the upcoming year. See "Investment Reserves."

Portfolio Management and Under Performing Investments

Bonds

MassMutual reviews all bonds on a regular basis utilizing the following criteria: (i) material declines in revenues or margins, (ii) significant uncertainty regarding the issuer's industry, (iii) debt service coverage or cash flow ratios that fall below industry-specific thresholds, (iv) violation of financial covenants, (v) trading of public securities at a substantial discount due to specific credit concerns and (vi) other subjective factors that relate to the issuer. The bond portfolio is actively reviewed to estimate the likelihood and amount of financial defaults or write-downs in the portfolio and to make timely decisions as to the potential sale or renegotiation of terms of specific investments.

As defined by the NAIC, under performing bonds are those whose deferral of interest and/or principal payments are deemed to be caused by the inability of the obligor to make such payments as called for in the bond contract.

MassMutual does not accrue interest income on bonds delinquent more than 90 days or when management believes the collection of interest is uncertain. Interest not accrued on bonds totaled $1 million and $24 million for the years ended December 31, 1997 and 1996, respectively.

The carrying values of NAIC Category 5 and 6 bonds, as of the indicated dates, were as follows:

                          NAIC Category 5 and 6 Bonds
                                Carrying Value

                                                December 31,
                                                ------------
                                           1997             1996
                                           ----             ----
                                               (In Millions)
Performing:
  Public                                   $  5             $  3
  Private                                    50               59
                                           ----             ----
   Total                                     55               62
                                           ----             ----
Under performing:
  Public                                      1                4
  Private                                    36               39
                                           ----             ----
   Total                                     37               43
                                           ----             ----
   Total                                   $ 92             $105
                                           ====             ====

As a result of MassMutual's conservative monitoring process, an internal watch list is generated which includes certain securities which would not be classified as under-performing under the SVO credit rating system. At December 31, 1997, bonds having a carrying value of $445 million (1.9% of the total bond portfolio) had been placed on the internal watch list, which is comprised of bonds that have the following NAIC ratings: $4 million NAIC Category 1, $51 million NAIC Category 2, $72 million NAIC Category 3, $263 million NAIC Category 4 and $55 million NAIC Category 5.

Mortgage Loans

MassMutual actively monitors, manages and directly services its commercial mortgage loan portfolio. MassMutual personnel perform or review all aspects of loan origination and portfolio management, including lease analysis, property transfer analysis, economic and financial reviews, tenant analysis and oversight of default and bankruptcy proceedings. All properties are re-valued each year and reinspected either each year or every other year based on internal quality ratings. MassMutual uses the following criteria to determine whether a current or potential problem exists: (i) borrower bankruptcies, (ii) major tenant bankruptcies, (iii) requests for restructuring, (iv) delinquent tax payments,
(v) late payments, (vi) loan-to-value or debt service coverage deficiencies and
(vii) overall vacancy levels.

Restructured mortgage loans are loans for which current payment terms have been modified to less than current market rates, at the time of modification, and are currently performing in accordance with such modified terms. Loans on which maturities have been extended but on which current payments are being made at or above market interest rates are not classified as restructured loans.

The carrying values of current and potential problem commercial mortgage loans as of the dates indicated were as follows:

                         Current and Potential Problem
                           Commercial Mortgage Loans

                                                        December 31,
                                                        ------------
                                                    1997            1996
                                                    ----            ----
                                                       (In Millions)
Restructured                                       $ 193           $ 364
In Process of Foreclosure                             48             120
In Default                                            22               8
Actively Managed Properties                           20              99
                                                   -----           -----
   Total                                           $ 283           $ 591
                                                   =====           =====

The AVR contains a commercial mortgage loan component which totaled $105 million at the end of 1997. In addition, at December 31, 1997, MassMutual maintained a GIR of $47 million for properties in the process of foreclosure and for other anticipated losses. See "Investment Reserves."

MassMutual does not accrue interest income on mortgage loans which are delinquent more than 90 days or when management believes the collection of interest is uncertain. Interest not accrued on mortgage loans totaled $3 million and $12 million for the years ended December 31, 1997 and 1996, respectively.

The following tables set forth current and potential problem commercial mortgage loans by property type and geographic region:

                     Commercial Mortgage Loan Distribution
                               By Property Type

                                                 December 31, 1997
                                                 -----------------
                                                       Problem           % of
                                      Total Loan        Loan          Total Loan
                                        Amount         Amount           Amount
                                        --------------------------------------
                                                   ($ In Millions)

Office                                  $1,040          $121            11.6%
Retail                                     745            72             9.7
Industrial & Other                         468            41             8.8
Apartments                                 928            40             4.3
Hotels & Motels                            647             6             0.9
Commercial Pools                             3             3           100.0
                                        ------          ----           -----
   Total                                $3,831          $283             7.4%
                                        ======          ====           =====

                     Commercial Mortgage Loan Distribution
                                   By Region

                                                 December 31, 1997
                                                 -----------------
                                                        Problem          % of
                                       Total Loan        Loan         Total Loan
                                         Amount         Amount          Amount
                                         -------------------------------------
                                                   ($ In Millions)

West                                     $  697         $ 82            11.8%
Northeast                                   695           91            13.1
Mid-Atlantic                                588           37             6.3
Southeast                                   634            5             0.8
Midwest                                     532           46             8.6
Southwest                                   685           22             3.2
                                         ------         ----            ----
   Total                                 $3,831         $283             7.4%
                                         ======         ====            ====

The following is a comparison of MassMutual commercial mortgage loan experience against the latest available industry averages as provided by the American Council of Life Insurance ("ACLI"). MassMutual establishes reserves for commercial mortgage loans in the process of foreclosure, and recognizes losses on such commercial mortgage loans only upon foreclosure.

                     MassMutual and Life Insurance Industry
                      Commercial Mortgage Loan Comparisons

                         December 31, 1997        December 31, 1996
                         -----------------        -----------------
                        MassMutual     ACLI      MassMutual     ACLI
                        ----------     ----      ----------     ----
Delinquent /(1)/           0.56%       0.32%        0.19%       0.69%
Restructured /(2)/         5.34        4.61         9.46        6.81
In foreclosure             1.22        0.58         2.95        1.10
                           ----        ----        -----        ----
  Subtotal                 7.12        5.51        12.60        8.60
Foreclosed                 1.08        0.84         1.50        1.02
                           ----        ----        -----        ----
  Total                    8.20%       6.35%       14.10%       9.62%
                           ====        ====        =====        ====

/(1)/ Commercial mortgage loans are classified as delinquent when two or more payments are past due.

/(2)/ Commercial mortgage loans are classified as restructured when they are in good standing, but the basic terms such as interest rate or maturity date have been modified as a result of an actual or anticipated delinquency.

MassMutual's residential mortgage loan experience is compared regularly to industry averages. At December 31, 1997, the Company's delinquency rate was 1.3% as compared to the industry average of 2.5% according to the Mortgage Bankers Survey.

Write-downs and Investment Reserves

When MassMutual determines that it is probable that the net realizable value of an invested asset is less than its carrying value, appropriate write-downs or investment reserves are established and recorded in accordance with statutory practice.

In the case of bonds, the net realizable value is determined in accordance with principles established by the SVO using criteria such as the net worth and capital structure of the borrower, the value of the collateral, the presence of additional credit support and MassMutual's evaluation of the borrower's ability to compete in a relevant market.

In the case of real estate and commercial mortgage loans, borrower and property-specific assessments are also made.

In compliance with regulatory requirements, MassMutual maintains the AVR. The AVR stabilizes policyholders' contingency reserves against non-interest rate related fluctuations in the value of stocks, bonds, mortgage loans and real estate investments. GIR which are not mandated by regulation, are maintained by MassMutual in anticipation of future losses on specific mortgage loans and real estate holdings, particularly mortgage loans in the process of foreclosure.

MassMutual's total investment reserves at December 31, 1997 were $974 million, a 8.6% increase from December 31, 1996, consisting of AVR of $841 million and GIR of $133 million. GIR was comprised of $105 million for mortgage loans and real estate and $28 million for a special investment reserve related to the surplus notes issued during 1993 and 1994.

The following table presents the change in total investment reserves for the years 1997 and 1996:


                                                                    Total Investment Reserves
                                           Bonds, Preferred                                          Special
                                              Stocks and                Real Estate                Investment
                                              Short-term    Mortgage     and Other     Common     Reserve for
                                             Investments      Loans   Invested Assets  Stock     Surplus Notes    Total
                                             -----------      -----   ---------------  -----     -------------    -----
                                                                           (In Millions)
Balance at December 31, 1995/(1)/               $ 210        $ 141        $ 135        $ 234        $  35        $ 755
                                                -----        -----        -----        -----        -----        -----

Reserve contributions/(2)/                         40           37           41            0           (3)         115
Transfers among categories                          0            0          154         (154)           0            0
Net realized capital gains (losses)/(3)/           (7)         (37)         (79)         200            0           77
Unrealized capital gains (losses)/(4)/             (9)           0          (11)         (30)           0          (50)
                                                -----        -----        -----        -----        -----        -----
Net change to Policyholders'
  Contingency Reserves/(5)/                        24            0          105           16           (3)         142
                                                -----        -----        -----        -----        -----        -----
Balance at December 31, 1996/(1)/               $ 234        $ 141        $ 240        $ 250        $  32        $ 897
                                                =====        =====        =====        =====        =====        =====

Reserve contributions/(2)/                         28           20          (26)         (55)          (4)         (37)
Transfers among categories                        (35)          35           65          (65)           0            0
Net realized capital gains (losses)/(3)/           (6)         (44)          (9)          50            0           (9)
Unrealized capital gains (losses)/(4)/             29            0            0           94            0          123
                                                -----        -----        -----        -----        -----        -----
 Net change to Policyholders'
  Contingency Reserves/(5)/                        16           11           30           24           (4)          77
                                                -----        -----        -----        -----        -----        -----

Balance at December 31, 1997/(1)/               $ 250        $ 152        $ 270        $ 274        $  28        $ 974
                                                =====        =====        =====        =====        =====        =====

/(1)/The balance is comprised of the AVR and GIR which are recorded separately as liabilities on the statement of financial position as follows:

                                          AVR             GIR            Total
                                          ---             ---            -----
                                                     (in millions)
     Balance at December 31, 1995        $567            $188            $755
     Balance at December 31, 1996        $689            $208            $897
     Balance at December 31, 1997        $841            $133            $974

/(2)/Amounts represent contributions calculated on a statutory formula plus amounts deemed necessary by MassMutual. Represents the net impact on Policyholders' Contingency Reserves for investment gains and losses not related to changes in interest rates.

/(3)/These amounts offset realized capital gains (losses), net of tax, that have been recorded as a component of net income. Amounts include realized capital gains and losses, net of tax, on sales not related to interest fluctuations, such as repayments of mortgage loans at a discount, mortgage loan foreclosures and real estate permanent write-downs.

/(4)/These amounts offset unrealized capital gains (losses), recorded as a change in Policyholders' Contingency Reserves (Surplus). Amounts include unrealized losses due to market value reductions of securities with a NAIC quality rating of 6 and net changes in the undistributed earnings of subsidiaries.

/(5)/Amounts represent the reserve contribution (note 2) less amounts already recorded (notes 3 and 4). This net change in reserves is recorded as a charge to Policyholders' Contingency Reserves.


VII. MassMutual - Description of the Business

MassMutual is a mutual life insurance company organized as a Massachusetts corporation which was originally chartered in 1851. As a mutual life insurance company, MassMutual has no shareholders. MassMutual's primary business is ordinary life insurance. MassMutual also provides, directly or through its subsidiaries, a wide range of annuity and disability products, and pension and pension-related products and services, as well as investment services to individuals, and corporations and other institutions, in all 50 states of the United States and the District of Columbia. MassMutual, or its subsidiaries, is also licensed to transact business in Puerto Rico, six provinces of Canada, Chile, Argentina, Bermuda and Luxembourg, however these operations are not material.

On March 1, 1996, the operations of the former Connecticut Mutual Life Insurance Company were merged into MassMutual. The Merger was accounted for under the pooling of interests method of accounting. For the purposes of the financial information presented in this filing, such financial information has been restated to reflect the Merger as if it had occurred on January 1, 1993, in conformity with the practices of the National Association of Insurance Commissioners and the accounting practices prescribed or permitted by the Division and, for the pre-merger balances of Connecticut Mutual, the Insurance Department of the State of Connecticut.

The principal lines of businesses of MassMutual and its subsidiaries are: (i) Individual Line Operations, which includes individual protection products, including life and disability, and individual accumulation products, which provides annuities, large corporate market and investment products and services;
(ii) Retirement Services Operations, which provides group pension investment products and administrative services, primarily to sponsors of tax qualified retirement plans; and (iii) MMIG, which provides investment advisory services to MassMutual, its affiliates, and various outside individual and institutional investors through MassMutual's investment management staff and its principal subsidiaries: Babson, which manages funds for both individual clients and institutional investors; Cornerstone, a manager of and adviser on commercial real estate; Oppenheimer, one of the largest mutual fund companies in the United States; and Antares, a finance company which lends and syndicates loans to smaller companies. MMIG's Assets Under Management ("AUM") has grown substantially in recent years, reaching $152.5 billion at December 31, 1997. The results of operations of MMIG are allocated to and reflected in the financial results of the other product lines. Prior to March 1996, a fourth line, Life and Health Benefits Management Operations, which provided group life and health insurance products and related services to corporations and other institutions, was also a principal line of business. That line was transferred to a subsidiary of MassMutual in December 1994, and the subsidiary was subsequently sold in March of 1996. A description of each line of business follows.

The following table sets forth financial data for the periods indicated.

                                                                                 (Unaudited)
                                                                           Year Ended December 31,
                                                                           -----------------------
                                                      1997           1996           1995           1994           1993
                                                      ----           ----           ----           ----           ----
                                                                                (in Millions)
Other Data:
  Premium Income:
  Individual Line Operations                        $ 4,299        $ 4,286        $ 3,924        $ 3,878        $ 3,882
  Retirement Services Operations                      2,466          2,043          1,804          1,566          1,778
  Life and Health Benefits Management                     -              -              -            733            748
                                                    -------        -------        -------        -------        -------
    Total premium income                            $ 6,765        $ 6,329        $ 5,728        $ 6,177        $ 6,408
                                                    =======        =======        =======        =======        =======

Net Investment and Other Income:
  Individual Line Operations                        $ 2,187        $ 2,062        $ 1,994        $ 1,782        $ 1,725
  Retirement Services Operations                        717            799            904            967          1,112
  Life and Health Benefits Management                     -              -              -             55             49
                                                    -------        -------        -------        -------        -------
    Total net investment and other income           $ 2,904        $ 2,861        $ 2,898        $ 2,804        $ 2,886
                                                    =======        =======        =======        =======        =======

Net Gain From Operations:
  Individual Line Operations                        $   227        $   166        $   217        $   135        $   143
  Retirement Services Operations                         73             59             59             60             64
  Life and Health Benefits Management                     -              -              -             43             45
                                                    -------        -------        -------        -------        -------
    Total net gain from operations                  $   300        $   225        $   276        $   238        $   252
                                                    =======        =======        =======        =======        =======

Total Assets (at period end):
  Individual Line Operations                        $40,072        $36,361        $33,902        $30,278        $28,216
  Retirement Services Operations                     17,563         16,986         16,595         16,060         16,710
  Life and Health Benefits Management                     -              -              -            542            908
                                                    -------        -------        -------        -------        -------
    Total assets                                    $57,635        $53,347        $50,497        $46,880        $45,834
                                                    =======        =======        =======        =======        =======

The Company's direction and operations are guided by a statement of corporate vision. MassMutual's operations are managed so as to maintain a financially strong and efficient enterprise for the benefit of policyholders. MassMutual's long-term objectives are to maintain corporate financial strength, enhance policyholder value, and generate and sustain growth.

INDIVIDUAL LINE

MassMutual's Individual Line provides a wide range of individual protection and accumulation products and services through its network of general agents, agents and affiliated distributors. Registered variable contracts, mutual funds, including the Oppenheimer Funds, unit investment trusts, and other investment products are distributed through MML Investor's Services, Inc. ("MML Investors Services"), a registered broker/dealer that is indirectly wholly-owned by MassMutual. MML Investors Services also provides securities brokerage services. MML Distributors, LLC, also an indirectly wholly-owned, registered broker/dealer subsidiary of MassMutual acts as the principal underwriter for many of MassMutual's registered annuity and insurance products.

Products

The principal products offered by the Individual Line include whole life, variable universal life and term insurance products, individual annuity products and individual disability income insurance products. The majority of these products allow a range of riders that provide such benefits as waiver of premium, accidental death benefits, paid-up additions of insurance and accelerated death benefits. See "MassMutual Investment Group" for additional information on related investment management services.

Set forth below is a description of the Individual Line's principal products:

Whole Life ("WL"). Whole life insurance is a participating product that provides guaranteed minimum death benefits and guaranteed cash values in return for periodic premium payments of a fixed amount. MassMutual offers several types of whole life products, including products with premiums due for the life of the insured and products with guaranteed limited payment periods. MassMutual also offers survivorship whole life, a product that pays a death benefit upon the death of the second of two insureds and is designed primarily to meet estate planning needs.

Universal Life ("UL"). Universal life insurance provides the policyholder with flexible premiums and death benefits as well as no lapse guarantees. Premiums in excess of specified sales charges are credited to the account value of the policy and allocated to the fixed account backed by the general investment account of MassMutual. That account value includes a guaranteed principal with a minimum interest credit. The policy fund value is the net result of the premium payments plus interest credits minus expense and cost of insurance charges minus the amount of any partial surrenders.

Variable Universal Life ("VL"). Variable universal life insurance provides the policyholder, within guidelines established by the terms of the policy, the ability to select and change premium levels, amounts of death benefits and account value investment options. Premiums in excess of specified sales charges are credited to the account value of the policy and allocated to a fixed account backed by the general investment account of MassMutual, or to one or more investment divisions of separate investment accounts. For cash values in the Separate Investment Account ("SIA"), the policyholder bears the investment risk. The cost of insurance and administrative charges are deducted from the accumulating account value to which the premiums are credited. MassMutual also offers various corporate-owned fixed or variable universal life products sold in connection with corporate benefit plans, including several products designed for sale to large corporate purchasers for funding deferred compensation and post-retirement health benefits.

Term Insurance. Term insurance provides life insurance protection for a fixed period and has no cash value. MassMutual offers a variety of term insurance products designed to meet varying client needs. Almost all term insurance products allow conversion within a specified time period to a MassMutual permanent product.

Annuities. Annuity products provide for the payment of periodic benefits at regular intervals beginning at a specified date and continuing for a specific period of time or for life and are offered in a variety of forms. The Individual Deferred Annuity provides for the accumulation of net premiums at various guaranteed interest rates. These contracts provide for either single premiums or flexible premiums and may accumulate indefinitely, or for a specified period of time. The premium may be deposited in a fixed account backed by MassMutual's general investment account and credited with interest at a rate which is periodically reset subject to a minimum guarantee. The Single Premium Immediate Annuities are individual, non-participating contracts providing a life income to either one or two lives with the first annuity payment starting any time up to one year from the issue date. Variable Annuities are individual non-participating contracts which provide for either a single or periodic premium, and which may be directed to a fixed guaranteed principal account or to one of several separate account options for which the investment risk is borne by the contractholder.

Disability Income Insurance. Disability income insurance provides income payments to the insured (including payments for business overhead expenses) when employment or income is interrupted or terminated because of illness, sickness or accident. The level, timing and duration of payments vary by policy type.

Product Pricing and Management

The pricing of Individual Line products is designed to produce surplus sufficient to generate a level of capital consistent with MassMutual's financial strength objectives. Long-term value to policyholders is achieved by competitively managing performance in the key financial fundamentals for each individual product, including investment returns, expenses, persistency, mortality and morbidity (the incidence and duration of sickness or injury). The pricing of most products over time reflects actual experience subject to minimum guarantees. For whole life products, the actual experience is reflected in dividends that are, in effect, returns resulting from more favorable interest, mortality, expense and persistency experiences than those reflected in the premiums. For other products, the actual experience is reflected in interest, mortality and/or expense rates.

Principal Markets, Marketing and Distribution

Sales of MassMutual's Individual Line products are primarily targeted to three markets: upper income individuals ages 35 and over; moderate income individuals under age 35; professionals, business owners, principals and partners.

MassMutual sells its Individual Line products nationwide primarily through approximately 100 general agents who contract with more than 5,000 full-time career agents. In 1997, 86% of Individual Line's premiums were generated by policies sold by MassMutual's career agents. The balance was sold by other producers, including independent brokers, who contract with the general agents, consultants and independent broker/dealers. In addition, MassMutual issues the Oppenheimer Fund LifeTrust Variable Annuity for marketing and distribution through the Oppenheimer registered representatives. The LifeTrust Variable Annuity accounted for 26% of individual annuity sales in 1997.

Underwriting

The risk assessment process is carefully balanced to ensure an evaluation of relative risks consistent with the issuance of new business and competitive product performance. MassMutual utilizes a computerized system in the process of reviewing and approving applications for life insurance. This system affords MassMutual substantial savings in underwriting time and cost, and lends consistency to the underwriting process.

Competition

The life insurance industry is highly competitive. There are more than 1,700 life insurance companies in the United States, many of which offer individual insurance products similar to those marketed by the Individual Line. In addition to competition within the industry, insurers are increasingly facing competition from non-traditional sources in the financial services business, including mutual funds, banks, securities brokerage houses and other financial services entities, many of which provide alternative investment and savings vehicles for consumers. Legislative initiatives proposed at the federal level would, if enacted, reorder the financial services industry, thereby changing the environment in which MassMutual competes.

Competition for large life insurance sales usually includes fewer than 50 financially strong companies such as MassMutual. Clients' advisors, consultants, attorneys and accountants are often involved in the selling process for these large cases. There is substantial competition for smaller cases due to the large number of companies and agents in these markets nationwide.

MassMutual's management believes its financial strength, agent skill and historical product performance provide competitive advantages for the products it offers in these markets. MassMutual has received the highest ratings from A.M. Best Company, Inc. (A++), Standard & Poor's Corporation (AAA), and Duff & Phelps Credit Rating Company (AAA), as well as a rating of Aa1 by Moody's Investors Service, Inc. (the highest in its "excellent" category). In late 1995 and early 1996, all four of these agencies conducted thorough reviews of MassMutual's ratings in light of the Merger. In all four cases, the 1995 ratings for MassMutual were reaffirmed. MassMutual is one of only two companies that has ranked in the top 10 companies in each of the last 19 years in A.M. Best's Annual Statistical Study - 20 Year Dividend Comparisons. The study is based upon actual dividends paid over the last 20 years and measures whole life policyholder value using net surrender cost adjusted for interest.

Currently, more insurance companies, banks and mutual fund companies are entering the annuity business. MassMutual effectively competes in this market through its use of multiple distribution channels, its customer service orientation, variety of fund options within the MassMutual family (including Oppenheimer) and offering of desired product features.

In the disability income market, competitor strategies are diverging due to poor financial results. MassMutual believes that it may be better positioned than some competitors to succeed in this market as a result of the ability of its distribution system to integrate sales of disability income insurance into total financial planning.

RETIREMENT SERVICES

Through its Retirement Services operations, MassMutual markets a complete line of group pension investment products and administrative services, primarily to sponsors of tax qualified retirement plans. MassMutual offers a variety of guaranteed and non-guaranteed investment accumulation products and ancillary services to both defined benefit and defined contribution plans.

Products

MassMutual offers a variety of guaranteed and nonguaranteed investment accumulation products and ancillary services to the pension marketplace. See "MassMutual Investment Group" for additional information on related investment management services.

Set forth below is a description of MassMutual's principal pension products:

Retirement Matters Accumulation Product ("RMAP"). RMAP is a defined contribution product sold directly by the MassMutual career agency system which can be either full service (investment, administrative and consultative), no service or offer a distributed recordkeeper capability. One year interest rate guarantees are offered, reflecting past experience as well as expected future experience. RMAP also offers a complete array of MassMutual's separate investment accounts as other investment options to participants. The product is typically sold to plans with 10 to 100 lives.

Flexinvest. Flexinvest is a full service (investment, administrative and consultative) defined contribution product with a guaranteed investment option funded in MassMutual's general investment account. One-year interest rate guarantees are offered, reflecting past experience as well as expected future experience. Flexinvest also offers a complete array of MassMutual's separate investment accounts as other investment options to participants. This product is typically sold to plans with 50 to 250 lives.

Superflex. Superflex is a full service (investment, administrative and consultative) defined contribution product sold to larger plans, generally involving more than 250 lives. The guaranteed investment option provided by Superflex is also funded in MassMutual's general investment account, with minimum interest rate guarantees being provided up to periods of five years. As with Flexinvest, a complete array of separate account investment options is also offered.

Interest Guarantee. The Interest Guarantee product is a participating general investment account product with minimum interest rate guarantees being provided up to periods of five years. It is sold primarily to plans with 100 to 500 lives, and it is offered to both defined contribution and defined benefit plans.

Participating Guaranteed. In response to demands for alternatives to traditional guaranteed investment contract products, in 1992 MassMutual began marketing participating guaranteed products through pooled separate accounts or single customer separate accounts. The investment results of the separate account assets are passed through to the contractholders and MassMutual guarantees the return of principal plus accrued interest and future minimum guaranteed interest over the contract term. Participating Guaranteed products are typically sold to defined contribution plans.

Separate Accounts. Separate Accounts are non-guaranteed pooled separate accounts in which the investment results of the assets, net of a management fee, are passed directly to the contractholders. Currently, MassMutual offers separate accounts that invest in large and small capitalization equities, bonds, international equities and money market instruments. Separate accounts are offered without services to both defined benefit and defined contribution plans, or with services in conjunction with the Flexinvest, Superflex (discussed above) and Defined Benefit products (discussed below). In response to the popularity of mutual funds with plan sponsors due to the high level of regulatory oversight and disclosure requirements, MassMutual has added an array of mutual funds to its product line, including nonproprietary funds.

Defined Benefit. Defined Benefit products include the Deposit Administration contract ("DA"), the Immediate Participation contract ("IP") and the Pension Funding contract ("PF"). The various products are funded in MassMutual's general investment account and are participating. Nominal interest rate guarantees are provided in the DA contract. All three contracts provide for annuity purchases, on either a participating basis (DA) or non-participating basis (IP and PF). Separate accounts are offered in conjunction with these products and MassMutual offers full investment, administrative and consultive services.

GIC and Single Premium Annuity Contracts. Traditional guaranteed investment contracts and single premium annuity contracts ("SPACs") are no longer offered by MassMutual. Both are non-participating general investment account products. The guaranteed investment contract provides a guarantee of principal and a fixed rate of return for a fixed period of time. A lump sum payment is provided at contract maturity. Guaranteed investment contracts were offered to both defined benefit and defined contribution plans. The defined contribution version typically provides "benefit responsiveness" by permitting withdrawals for the payment of plan benefits and transfers to other plan options by plan participants. The SPACs guarantee the payment of monthly pension benefits to retirees of defined benefit plans in return for a single premium paid by the plan sponsor.

Principal Markets, Marketing and Distribution

MassMutual's goal in the pension marketplace is to grow its defined contribution and defined benefit businesses. MassMutual's focus is on small and medium-size businesses, and it is beginning to penetrate the upper end of the market. Currently MassMutual administers over 2,500 full-service defined contribution plans, serving in excess of 280,000 employees.

MassMutual's pension products are sold through 33 pension field employees ("representatives") in 18 offices located in major cities in the United States. The representatives distribute products through MassMutual's agents, brokers (primarily agents of other companies) and consultants.

Competition

MassMutual's Retirement Services operations, with $17.6 billion in assets at December 31, 1997, is among the top 50 pension asset managers in the United States in terms of assets under management. In recent years, MassMutual has faced increased competition in the pension product and services market as a result of the dissolution of traditional industry boundaries and the entrance of mutual funds and other non-traditional pension management entities which have significant name recognition and retail servicing capabilities. The increased diversity in providers of pension products and services, and the increasing number of companies entering the market are anticipated to increase price and investment performance pressures. MassMutual believes that its diverse product line, which includes mutual funds, flexibility in servicing levels, and use of technology are expected to enhance MassMutual's position as an experienced pension management entity, and that the pension market-place itself is poised for further expansion due to increased attention focused on retirement planning and savings.

LIFE AND HEALTH BENEFITS MANAGEMENT

On March 31, 1996, MassMutual sold MassMutual Holding Company Two, Inc., a wholly-owned subsidiary, and its subsidiaries, including Mirus Life Insurance Company (formerly MML Pension Insurance Company currently doing business as "UniCARE"), which comprised MassMutual's group life and health business, to WellPoint Health Networks, Inc. The Company, pursuant to a 1994 reinsurance agreement, cedes its group life, accident and health business to UniCare.

MASSMUTUAL INVESTMENT GROUP

MMIG provides investment advisory services to MassMutual, its affiliates, and various outside individual and institutional investors through MassMutual's investment management staff and its principal subsidiaries: Babson, with $19.3 billion of AUM, which manages funds for both individual clients and institutional investors; Charter Oak $3.0 billion of AUM;

Cornerstone, with $2.1 billion of AUM, is a manager of and adviser on commercial real estate; Oppenheimer, with $81.1 billion of AUM, is one of the largest mutual fund companies in the United States; and Antares, a finance company which lends and syndicates loans to smaller companies. MMIG's AUM has grown substantially in recent years, reaching $152.5 billion at December 31, 1997. The results of operations of MMIG are allocated to and reflected in the financial results of the other product lines.

MassMutual's investment management services focus on supporting the liabilities of the lines of business in light of yield, liquidity and diversification considerations. The general investment account ("GIA"), which backs most of MassMutual's participating and non-participating insurance and pension products, is divided into a number of separate portfolios, each of which is structured to meet the obligations of its particular liabilities. The goal of asset/liability management for the GIA is to optimize and control, particularly in volatile financial markets, the investment return and liquidity of a portfolio given the unique set of liabilities it supports. MassMutual utilizes a wide array of investment instruments to carry out its portfolio management activities. The investment strategies for the separate investment accounts are generally aimed at maximizing the total rate of return against an agreed upon market benchmark.

REINSURANCE

MassMutual cedes all of its group life and health business to UniCARE and has other reinsurance agreements with other insurance companies in the normal course of business. Premiums, benefits to policyholders and provisions for future benefits are stated net of reinsurance. MassMutual remains liable to the insured for the payments of benefits if the reinsurer cannot meet its obligations under the reinsurance agreements.

As a result of the Merger, MassMutual has a modified coinsurance agreement with its subsidiary C.M. Life Insurance Company ("C.M. Life") on certain Universal Life policies sold by C.M. Life, as well as a stop-loss reinsurance agreement on all of C.M. Life policies.

Effective January 1, 1997 MassMutual entered into a stop-loss agreement with its subsidiary MML Bay State Life Insurance Company ("MML Bay State") on all MML Bay State policies.

As of December 31, 1997 MassMutual's maximum retention limit for an individual life was $12 million. Up to an additional $6 million of coverage on the same individual may be issued in connection with survivorship whole life policies.

MassMutual also has in effect certain catastrophic reinsurance arrangements that provide for reimbursement of losses in excess of specified deductibles resulting from catastrophic events.

UNCONSOLIDATED SUBSIDIARIES

MassMutual provides other financial products and services through its subsidiaries. MassMutual has two primary insurance subsidiaries, C.M. Life, which writes variable annuities and universal life insurance, and MML Bay State, which writes variable life and annuity business. MassMutual's wholly-owned subsidiary MassMutual Holding Company owns numerous non-insurance subsidiaries including Oppenheimer and subsidiaries, which are engaged in the business of organizing, managing and distributing registered investment companies; Babson and subsidiaries, which provide investment management and advisory services to investors; Cornerstone which provides advisory services on real estate investment primarily owned by MassMutual; and Antares, which provides senior debt financing for middle market companies, mezzanine financing and invests in equity positions. In addition, MassMutual Holding Company owns MassMutual International, with life insurance operations in Bermuda, Luxembourg, Chile and Argentina; as well as other affiliates.

MassMutual accounts for the value of its investments in subsidiaries at their underlying net equity. Operating results for such subsidiaries are reflected as unrealized appreciation or depreciation. Net investment income is recorded by MassMutual to the extent that dividends are declared by the subsidiaries. The Company has a total investment in subsidiaries at December 31, 1997 of $664.6 million.

Below is summarized financial information for MassMutual's subsidiaries as of December 31st and for the year then ended:

                                  1997        1996        1995         1994
                                                (in millions)
Insurance Subsidiaries
  Revenues                       $1,021      $1,028      $1,244       $  438
  Net Income                          1           9          53           23
  Assets                          3,660       2,619       2,443        2,008

Non-Insurance Subsidiaries
  Revenues                          903         651         404          391
  Net Income (loss)                  90          49          33           (1)
  Assets                          2,019       1,410       1,122          899

REGULATION

General.

MassMutual is licensed to transact its insurance business in, and is subject to regulation and supervision by, all 50 states of the United States, the District of Columbia, Puerto Rico and six provinces of Canada. MassMutual's insurance subsidiaries are licensed, regulated and supervised in all jurisdictions where they conduct an insurance business. The extent of such regulation varies, but most jurisdictions have laws and regulations requiring the licensing of insurers and their agents and setting standards of solvency and business conduct to be maintained by licensed insurance companies, and may regulate withdrawal from certain markets. In addition, statutes and regulations usually require the approval of policy forms and, for certain lines of insurance, the approval of rates. Such statutes and regulations also prescribe the permitted types and concentration of investments. MassMutual and each of its insurance subsidiaries is required to file detailed annual financial statements with supervisory agencies in each of the jurisdictions in which it does business. Each of their operations and accounts is also subject to ex-amination by such agencies. MassMutual and its subsidiaries are also generally subject to federal and state laws and regulations affecting the conduct of their businesses.

State insurance regulatory authorities may from time to time make inquiries regarding compliance by MassMutual with regulations regarding the conduct of its insurance business. MassMutual endeavors to respond to such inquiries in an appropriate way and to take corrective action if warranted. Based upon regulatory inquiries which have been made with MassMutual, it is the opinion of management that any regulatory proceedings which might be initiated following such inquiries are not likely to have a material adverse effect on MassMutual's financial position or results of operations.

The NAIC has embarked on a program of accrediting state insurance departments. NAIC accreditation permits accredited states to conduct periodic examinations of insurance companies domiciled in such states. Since 1994, NAIC-accredited states may refuse to accept reports of examination of insurance companies from unaccredited states. As a direct result, insurers domiciled in unaccredited states may be subject to financial examination by accredited states in which they are licensed, in addition to any examinations conducted by their domiciliary states. The Massachusetts Division of Insurance, in which MassMutual is domiciled, is accredited by the NAIC.

Holding Company Regulations. MassMutual is subject to the Massachusetts Insurance Holding Company System Regulatory Act and each of its United States insurance subsidiaries is subject to similar regulation in its state of domicile. These acts contain certain reporting requirements as well as restrictions on transactions between an insurer and its subsidiaries and affiliates.

The insurance holding company acts of each state also restrict the payment of dividends by MassMutual's United States insurance subsidiaries and require prior regulatory approval for payments of dividends beyond specified levels. MassMutual's insurance subsidiaries do not at present, and are not currently expected to make, dividend payments to MassMutual.

Guaranty Funds. All 50 states of the United States, the District of Columbia and Puerto Rico have insurance guaranty fund laws requiring insurance companies doing business within those jurisdictions to participate in guaranty associations which are organized to pay contractual obligations under insurance policies (and certificates issued under group insurance policies) issued by impaired or insolvent life insurance companies. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired or insolvent insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets, usually over a period of years. Assessments levied against MassMutual during each of the past five years have not been material. While the amount of future assessments cannot be accurately predicted, management believes that assessments with respect to other pending insurance company impairments and insolvencies will not be material to the financial position of MassMutual.

Policy and Contract Reserve Sufficiency Analysis. Massachusetts and other states have adopted a NAIC model law and regulation with respect to policy and contract reserve sufficiency. The law and regulation expand the annual analysis of reserve sufficiency to include all life and health insurance reserves in addition to interest sensitive single premium life and annuity reserves. Each year MassMutual must submit an opinion of a qualified actuary that states that its reserves, when considered in light of the assets held with respect to the reserves, make good and sufficient provision for its associated contractual obligations and related expenses. If an opinion cannot be provided, MassMutual must set up additional reserves by moving funds from surplus. As part of its 1997 Annual Statement, MassMutual provided an actuarial opinion without qualifications regarding these reserve requirements as of December 31, 1997.

NAIC IRIS Ratios. On the basis of statutory financial statements filed with state insurance regulators, the NAIC calculates annually twelve financial ratios ("IRIS Ratios") to assist state regulators in monitoring the financial condition of insurance companies. A "usual range" of results for each ratio is used as a benchmark. Departure from the "usual range" on four or more of the ratios may lead to inquiries from individual state insurance departments. In 1997, 1996 and 1995, no ratios for MassMutual fell outside the usual range.

Statutory Surplus and Capital. The Massachusetts Insurance Law requires MassMutual, as a domestic mutual life insurance company, to maintain at least $4.8 million in statutory surplus but limits the amount of surplus that MassMutual may accumulate. See "Policyholder Dividend Requirements." In addition, as a licensed insurer in each of the 50 states of the United States, MassMutual is subject to the supervision of the regulators of each such state, as are its United States insurance subsidiaries in each state in which they are licensed to transact business. Such regulators have the discretionary authority, in connection with the continual licensing of MassMutual and each of its insurance subsidiaries, to limit or prohibit new issuances of business to policyholders when, in their judgment, such regulators determine that such insurer is not maintaining minimum statutory surplus or capital or if further transaction of business will be hazardous to its policyholders. MassMutual does not believe the current or anticipated levels of statutory surplus of MassMutual or its insurance subsidiaries, and the volume of their sales of new life and annuity policies, present a material risk that the amount of new insurance that MassMutual or any of such insurance subsidiaries may issue will be limited.

Risk-Based Capital("RBC"). The NAIC Risk-Based Capital ("RBC") Model Act, which became law in Massachusetts in 1995, requires life insurance companies to submit an annual RBC Report which compares a company's total adjusted capital with its risk-based capital as calculated by an RBC formula, where the formula takes into account the risk characteristics of the company's investments and products. The formula is to be used as an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action. The formula is not intended as a means to rank insurers. The standards give state insurance commissioners explicit regulatory authority to require various actions by, or take various actions against, insurance companies whose total adjusted capital does not meet the RBC standards. Broad confidentiality requirements have been imposed on those engaged in the insurance business (including insurers, agents, brokers and others) as to the use and publication of RBC data. The RBC formula includes capital requirements for four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirement is determined by applying specified factors to various asset, premium and reserve and other items, with the factor being higher for those items with greater underlying risk and lower for items with less risk. MassMutual's adjusted capital at December 31, 1997 was substantially in excess of all RBC standards.

Policyholder Dividend Requirements. The Massachusetts Insurance Law limits the amount of surplus that a domestic life insurance company may accumulate. In the case of MassMutual, the amount of its surplus is limited to 12% of its reserves for participating business, unless a greater amount is approved by the Commissioner. Amounts of surplus in excess of the maximum allowed under the Massachusetts Insurance Law must be distributed annually in the form of dividends on its participating policies in accordance with dividend scales approved annually by MassMutual's Board of Directors.

Regulation of Investments. MassMutual is subject to state laws and regulations that require diversification of its investment portfolios and limit the amount of investments in certain investment categories such as below investment grade fixed income securities, equity real estate and equity investments. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus, and, in some instances, require divestiture. At December 31, 1997, the investments of MassMutual complied with all such laws and regulations.

In 1996, the NAIC adopted a model law governing legal investments for life and non-life insurers in an effort to impose uniform regulatory standards for insurance company investments. This so-called "defined standards" version of the model law prescribes permitted classes of legal investments (and certain prohibited investments) and establishes qualitative and quantitative limitations for each class of investment. At present, the defined standard version of the model law has been approved by a limited number of states. In 1998, the NAIC adopted a second, so-called "defined limits" version of the model law which relies more on the exercise of prudence by insurers in their investment activity rather than the establishment of strict quantitative limits on investments. Each state can approve either the defined standards or defined limits version of the model law, or a hybrid of both model laws. It is expected that one of the foregoing versions of the model law would have to be included in each state's insurance law in order for the state to qualify for or retain its accredited status with the NAIC. It is uncertain how regulation of investments pursuant to a model law will affect MassMutual, since no legislation has been introduced in Massachusetts to adopt any version of the NAIC model law. MassMutual's investments will not be subject to the model law, in any form, until such a law is enacted in Massachusetts.

Financial Services Legislation. Legislation modernizing the financial services industry is now being considered by Congress. Long-standing federal statutory restrictions on banks engaging in the sale of insurance and financial products traditionally provided by insurance companies or securities brokerage firms are undergoing Congressional review and modification. In addition, the U.S. Supreme Court held in a 1995 decision, Barnett Bank of Marion County v. Nelson, that state laws prohibiting national banks from selling insurance in small town locations are preempted by federal laws. The Office of the Comptroller of the Currency also adopted a ruling in November 1996 that permits national banks, under certain circumstances, to expand into other financial services. The extent to which banks can sell insurance and annuities without regulation by state insurance departments is currently being litigated in various courts in the United States. Insurance companies such as MassMutual will face increased competition from banks and securities firms as the regulatory barriers separating banks, securities firms and insurance companies, and the financial services they provide, continue to be eroded.

Mutual insurance companies such as MassMutual are under intense competitive pressure from banks whose capital structures have increased significantly through mergers and acquisitions, from stock insurance companies which can raise capital through the issuance of stock offerings, and from mutual fund companies and securities brokerage firms. MassMutual has endorsed state legislative efforts to increase access to capital markets by a mutual insurance company through the creation of a mutual holding company structure. Under the mutual holding company structure, a mutual insurance company could create a mutual holding company, of which the insurer would be a wholly-owned subsidiary. An insurer could raise capital through the public sale of up to 49% of the stock in the subsidiary. Few states currently permit a domestic insurer to form a mutual holding company. Legislative initiatives in Massachusetts and other states to permit the creation of a mutual holding company are pending.

Proposed federal legislation establishing standard guidelines to permit a mutual insurer to move its state of domicile to a state which permits the formation of a mutual holding company is being considered by Congress. Standard "redomestication" guidelines would facilitate the creation of a mutual holding company by insurers currently domiciled in states which do not permit the creation of a mutual holding company. The redomestication guidelines are presently being considered by Congress as part of legislation modernizing the financial services industry.

Federal Income Taxation. Under the Internal Revenue Code of 1986 as amended ("The Code"), MassMutual is taxed on its life insurance company taxable income. In 1990, the Code was amended to require the capitalization and amortization of certain policy acquisition expenses. Previously, these expenses were deducted as incurred. In addition, MassMutual is subject to a tax on its surplus.

In addition, existing federal laws and regulations affect the taxation of life insurance products and companies or their contractholders or policyholders and the relative desirability of various personal investment vehicles. Congress has from time to time considered proposals that, if enacted, would have had an adverse impact on the Federal income tax treatment of certain individual annuity and life insurance policies offered by MassMutual. If these proposals were adopted, they would adversely affect the ability of MassMutual to sell such products and could result in the surrender of existing contracts and policies. It cannot be predicted whether future legislation will contain provisions that alter the tax treatment of these products.

Securities Laws. MassMutual, certain of its subsidiaries and certain policies and contracts offered by them are subject to various levels of regulation under the Federal securities laws administered by the Securities and Exchange Commission. MassMutual and several direct and indirect subsidiaries, including MML Investors Services, Inc., Cornerstone Real Estate Advisers, Inc., David L. Babson and Company, Incorporated, Charter Oak Capital Management, Inc. and OppenheimerFunds, Inc. are investment advisors registered under the Investment Advisers Act of 1940. In addition, certain separate accounts and a variety of mutual funds and other pooled investment vehicles, including the MML Series Investment Fund, Oppenheimer Value Stock Fund, Oppenheimer Series Fund, Inc., six mutual funds advised by David L. Babson and Company, Incorporated, and MassMutual Corporate Investors and MassMutual Participation Investors are registered under the Investment Company Act of 1940. Certain insurance and annuity contracts issued by MassMutual, MML Bay State Life Insurance Company and C.M. Life Insurance Company are registered under the Securities Act, and MML Investors Services, OppenheimerFunds Distributors, Inc. and Babson Securities Corporation and other direct and indirect subsidiaries are registered as broker-dealers under the Exchange Act.

These laws and regulations are primarily intended to benefit investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with such laws and regulations. MassMutual and such subsidiaries may also be subject to similar laws and regulations in the states and foreign countries in which they provide investment advisory services, offer the products described above or conduct other securities related activities.

Environmental Considerations. As owners and operators of real property, MassMutual and certain of its subsidiaries are subject to extensive federal, state and local environmental laws and regulations. Inherent in such ownership and operation is the risk that there may be potential environmental liabilities and costs in connection with any required remediation of such properties. MassMutual routinely conducts environmental assessments for real estate being acquired for investment and before taking title through foreclosure to real property collateralizing mortgages held by MassMutual. Based on these environmental assessments and compliance with MassMutual's internal environmental procedures, management believes that any costs associated with compliance with environmental laws and regulations or any remediation of such properties would not be material to the consolidated financial position of MassMutual. Furthermore, although MassMutual and certain of its subsidiaries hold equity stakes in companies that could potentially be subject to environmental liabilities, management believes, based on its assessment of the businesses and properties of these companies and the level of involvement of MassMutual and its subsidiaries in the operation and management of such companies, it would not be subject to any material environmental liabilities with respect to these investments. There can, however, be no assurance that unexpected environmental liabilities will not arise.

ERISA Considerations. When MassMutual and its insurance subsidiaries act as fiduciaries for employee benefit plans governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA") they are subject to regulation by the United States Department of Labor (the "DOL"). ERISA restricts the activities of a fiduciary of an employee benefit plan covered by that law, including an investment manager or advisor with respect to the plan's assets.

In 1993, the United States Supreme Court issued its opinion in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank ("Harris Trust"), holding that certain contractholder funds held by John Hancock Mutual Life Insurance Company in its general investment account under a participating group annuity contract were "plan assets" and therefore subject to ERISA's fiduciary provisions. MassMutual is unable at this time to determine with complete certainty the overall effect of the opinion on its general account contracts and operations. However, even if the Supreme Court's decision in Harris Trust were otherwise deemed applicable to MassMutual, the Department of Labor has granted Prohibited Transaction Class Exemption 95-60, a class exemption from ERISA's prohibited transaction provisions which applies to external investments made with general account assets. Furthermore, The Small Business Job Protection Act of 1996 provided insurance companies some relief from the effects of the Harris Trust decision. That law requires the Department of Labor to issue regulations establishing guidelines and procedures under which insurance company general account assets will not be considered plan assets on account of contracts issued on or prior to December 31, 1998. As of the date hereof, proposed regulations have been issued by the DOL ("Transition Pol-icy Regulation"). Under the law, if an insurance company complies with those regulations, no claim may be maintained that the insurance company's general account contained plan assets subject to fiduciary requirements of ERISA on the basis of contracts issued on or prior to December 31, 1998. This provision, however, is not applicable to cases filed before November 7, 1995. MassMutual intends to comply with the Transition Policy Regulation at such time as the regulation becomes effective.

Properties

MassMutual owns four buildings located in Springfield, Massachusetts on approximately 70 acres, comprising its North Campus office complex and occupies all of the approximately 1 million square feet of space in such buildings. MassMutual also owns or leases three buildings in Hartford, Connecticut, comprising its South Campus office complex.

The Company has approximately 150 leases for its home office and field office operations. Such leases typically have terms of three to ten years with renewal options. The Company's annual rental obligations under these leases aggregated approximately $31 million at December 31, 1997.

MassMutual believes that such owned and leased properties are suitable and adequate for its current business operations.

Employees and Agents

As of December 31, 1997, MassMutual and its subsidiaries employed approximately 7,500 persons.

MassMutual's general agents employ approximately 5,000 full-time agents and 181 retired agents who continue to be licensed to sell MassMutual products. In addition, approximately 7,600 independent brokers are licensed to sell certain of MassMutual's insurance products. 4,976 of the full-time agents and 107 of the independent brokers are licensed to sell registered investment products. None of MassMutual's employees are represented by a labor union. MassMutual believes that its employee relations are generally good.

VIII. Experts and Additional Available Information

Experts

The audited statutory financial statements of Massachusetts Mutual Life Insurance Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this prospectus have been so included in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

The statutory statements of income, changes in policyholders' contingency reserves and cash flows of Connecticut Mutual Life Insurance Company for the year ended December 31, 1995 (not presented separately herein) have been audited by Arthur Andersen LLP. This prospectus includes their report of independent public accountants, given upon the authority of said firm as experts in giving said reports.

Additional Available Information

The Company files registration statements, reports and informational statements with the SEC under the Securities Act of 1933. These filings contain information not contained in this Prospectus. Such registration statements, reports, information statements and other information can be reviewed and copied at the public reference facilities maintained by the Securities and Exchange Commission, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's New York and Chicago regional offices located at the Following addresses: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York, 10046; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site that contains these filings. The SEC's internet address is http://www.sec.gov.

IX. Selected Financial Data

The financial information of MassMutual included in this filing has been prepared on the basis of Statutory Accounting Practices prescribed or permitted by the Division, and, for the pre-merger balances of Connecticut Mutual, the Department of Insurance of the State of Connecticut. The following statutory information for the years ended and at December 31, 1997, 1996, 1995, 1994 and 1993 has been derived from MassMutual's statutory financial statements which have been restated as if the Merger had occurred on January 1, 1993, and have been audited by Coopers & Lybrand L.L.P., independent accountants. Coopers & Lybrand L.L.P. did not audit the statutory financial statements of Connecticut Mutual for the years 1995, 1994 and 1993. Those statements were audited by other auditors whose report has been furnished to Coopers & Lybrand L.L.P., whose opinion insofar as it relates to Connecticut Mutual, is based solely on the report of other auditors. The information presented below should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and other information included elsewhere in this filing. The results for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

                   Massachusetts Mutual Life Insurance Company
                        Selected Statutory Financial Data
                                  (In Millions)

                                                                                        Years Ended December 31,
                                                                                        ------------------------
                                                                       1997         1996        1995         1994         1993
                                                                       ----         ----        ----         ----         ----
Statement of Operations Data:
 Revenue:
  Premium income                                                    $ 6,765      $ 6,329     $ 5,728      $ 6,177      $ 6,408
  Net investment and other income                                     2,904        2,861       2,898        2,804        2,886
                                                                    -------      -------     -------      -------      -------
      Total                                                           9,669        9,190       8,626        8,981        9,294
                                                                    -------      -------     -------      -------      -------

 Benefits and expenses:
  Policy benefits and payments                                        6,597        6,048       5,152        5,450        5,653
  Addition to policyholders' reserves and funds                         721          855       1,205        1,263        1,291
  Commissions, operating expenses and
   state taxes                                                          848          859         924        1,065        1,068
  Merger restructuring costs /(1)/                                        -           66          44            -            -
                                                                    -------      -------     -------      -------      -------
      Total                                                           8,166        7,828       7,325        7,778        8,012
                                                                    -------      -------     -------      -------      -------
Net gain before federal income taxes and dividends                    1,503        1,362       1,301        1,203        1,282
Federal income taxes                                                    284          277         206          140          212
                                                                    -------      -------     -------      -------      -------
Net gain from operations before dividends                             1,219        1,085       1,095        1,063        1,070
Dividends to policyholders /(2)/                                        919          860         819          825          818
                                                                    -------      -------     -------      -------      -------
Net gain from operations                                                300          225         276          238          252
Net realized capital gain (loss)                                        (43)          40         (86)        (164)         (96)
                                                                    -------      -------     -------      -------      -------
Net income                                                          $   257      $   265     $   190      $    74      $   156
                                                                    =======      =======     =======      =======      =======
Balance Sheet Data:
 Assets:
  General account                                                   $40,832      $39,783     $39,187      $38,349      $38,023
  Separate account                                                   16,803       13,564      11,310        8,531        7,811
                                                                    -------      -------     -------      -------      -------
   Total assets                                                     $57,635      $53,347     $50,497      $46,880      $45,834
                                                                    =======      =======     =======      =======      =======
 Liabilities:
  Policyholders' reserves and funds /(3)/                           $33,783      $33,342     $32,893      $32,295      $31,553
  Policyholders' dividends /(4)/                                        954          885         833          838          825
  Long-term debt                                                         --           --         107          153          278
  Investment reserves                                                   974          897         755          601          563
  Separate account reserves and liabilities                          16,803       13,563      11,310        8,530        7,810
  Other liabilities                                                   2,248        2,021       1,998        1,894        2,335
                                                                    -------      -------     -------      -------      -------
   Total liabilities                                                 54,762       50,708      47,896       44,311       43,364
                                                                    -------      -------     -------      -------      -------
 Policyholders' contingency reserves (surplus) /(1)//(3)/:
  Outstanding surplus notes /(5)/                                       322          318         315          315          225
  Designated surplus                                                      3            3          38           36           35
  Unassigned funds (surplus) /(6)/                                    2,548        2,318       2,248        2,218        2,210
                                                                    -------      -------     -------      -------      -------
   Total surplus                                                      2,873        2,639       2,601        2,569        2,470
                                                                    -------      -------     -------      -------      -------
 Total liabilities and policyholders'
    contingency reserves (surplus)                                  $57,635      $53,347     $50,497      $46,880      $45,834
                                                                    =======      =======     =======      =======      =======
Total Adjusted Capital Data /(7)/:
  Total surplus                                                     $ 2,873      $ 2,639     $ 2,601      $ 2,569      $ 2,470
  One-half the apportioned dividend liability /(4)/                     472          438         411          414          407
  Asset Valuation Reserve                                               864          707         585          479          440
                                                                    -------      -------     -------      -------      -------
    Total adjusted capital                                          $ 4,209      $ 3,784     $ 3,597      $ 3,462      $ 3,317
                                                                    =======      =======     =======      =======      =======

/(1)/ In 1995, charges for employee separation and transaction expenses directly attributable to the Merger were $44 million for MassMutual (the Company prior to the Merger) and $45 million, net of tax, for Connecticut Mutual. The expenses incurred by MassMutual were recorded in the statement of operations and the expenses incurred by Connecticut Mutual were recorded as a component of changes in policyholders' contingency reserves, as permitted by each company's regulatory authority. During 1996, an additional $66 million of merger-related expenses was incurred and recorded in the statement of operations.

/(2)/ Dividends to policyholders are discretionary and subject to the approval of the Company's Board of Directors.

/(3)/ During 1995 and 1994, the Company supplemented reserves for certain disability income contracts. The effects of these changes, $108 million in 1995 and $51 million in 1994, were recorded as decreases to policyholders' contingency reserves. As a result of the Merger, during 1996, the Company strengthened policyholder reserves attributable to the disability income line of business by $75 million, increased the real estate valuation reserves by $50 million and the prepaid pension asset by $10 million, with the related charges being reflected in policyholders' contingency reserves.

/(4)/ Statutory accounting practices require that the liability for policyholders' dividends include dividends currently payable and the full amount of dividends apportioned for payment over the 12 months following the date of the applicable financial statement. One-half of such apportioned dividends is unearned at any point in time and is included in the calculation of total adjusted capital.

/(5)/ During 1994 and 1993, the Company issued Surplus Notes of $100 million at 7 1/2 percent and $250 million at 7 5/8 percent, respectively. The proceeds of the notes, less a special non-insurance reserve for contingencies of $28 million for 1997, $32 million for 1996 and $35 million for 1995, 1994 and 1993, respectively, are recorded as a component of the Company's policyholders' contingency reserves.

/(6)/ Pursuant to the Approval, any payment of interest on and principal of the Notes, [and any redemption payment,] as approved by the Commissioner, may be made only to the extent that MassMutual's Unassigned Funds (Surplus) reflects sufficient funds to cover the amount of such payment.

/(7)/ Defined by the NAIC as surplus plus consolidated AVR and one-half the consolidated apportioned dividend liability

Report Of Independent Accountants

To the Board of Directors and Policyholders of Massachusetts Mutual Life Insurance Company

We have audited the accompanying statutory statements of financial position of Massachusetts Mutual Life Insurance Company as of December 31, 1997 and 1996, and the related statutory statements of income, changes in policyholders' contingency reserves, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the statutory financial statements of Connecticut Mutual Life Insurance Company ("Connecticut Mutual") for the year ended December 31, 1995, which statements reflect total revenue and net gain from operations constituting 26% and 22% of the related Company totals after restatement for the merger of the two companies. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Connecticut Mutual, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

As described more fully in Note 1, these financial statements were prepared in conformity with statutory accounting practices of the National Association of Insurance Commissioners and the accounting practices prescribed or permitted by the Division of Insurance of the Commonwealth of Massachusetts and, for the pre-merger balances of Connecticut Mutual, the Department of Insurance of the State of Connecticut (collectively "statutory accounting practices"), which practices differ from generally accepted accounting principles. The effects on the financial statements of the variances between the statutory basis of accounting and generally accepted accounting principles, although not reasonably determinable at this time, are presumed to be material.


In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of Massachusetts Mutual Life Insurance Company at December 31, 1997 and 1996, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 1997.

In our opinion, based upon our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Massachusetts Mutual Life Insurance Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, on the statutory basis of accounting described in Note 1.

                                                 Coopers & Lybrand L.L.P.

Springfield, Massachusetts
February 6, 1998

Massachusetts Mutual Life Insurance Company

STATUTORY STATEMENTS OF FINANCIAL POSITION


                                                           December 31,
                                                     1997                1996
                                                     ----                ----
                                                          (In Millions)
Assets:
Bonds............................................. $23,890.3          $24,299.3
Common stocks.....................................     354.7              336.6
Mortgage loans....................................   4,863.7            4,852.8
Real estate.......................................   1,697.7            1,840.9
Other investments.................................   1,963.8            1,425.6
Policy loans......................................   4,950.4            4,752.3
Cash and short-term investments...................   1,941.2            1,075.4
                                                   ---------          ---------

                                                    39,661.8           38,582.9

Investment and insurance amounts receivable.......   1,064.9            1,102.4
Other assets......................................     104.8               97.9
                                                   ---------          ---------

                                                    40,831.5           39,783.2

Separate account assets...........................  16,803.1           13,563.5
                                                   ---------          ---------

                                                   $57,634.6          $53,346.7
                                                   =========          =========

                 See notes to statutory financial statements.

Massachusetts Mutual Life Insurance Company

                                                           December 31,
                                                     1997                1996
                                                     ----                ----
                                                          (In Millions)

Liabilities:

Policyholders' reserves and funds................. $33,783.2          $33,341.5
Policyholders' dividends..........................     954.1              885.3
Policyholders' claims and other benefits..........     353.4              373.8
Federal income taxes..............................     436.5              440.7
Asset valuation reserve...........................     840.6              689.2
Investment reserves...............................     132.8              208.4
Amounts due on investments puchased and
 other liabilities................................   1,457.9            1,206.1
                                                   ---------          ---------

                                                    37,958.5           37,145.0

Separate account reserves and liabilities.........  16,802.8           13,563.1
                                                   ---------          ---------

                                                    54,761.3           50,708.1

Policyholders' contingency reserves...............   2,873.3            2,638.6
                                                   ---------          ---------

                                                   $57,634.6          $53,346.7
                                                   =========          =========


                 See notes to statutory financial statements.

Massachusetts Mutual Life Insurance Company

STATUTORY STATEMENTS OF INCOME

                                                                  Years ended December 31,
                                                             1997          1996           1995
                                                             ----          ----           ----
                                                                       (In Millions)
Revenue:

Premium income............................................  $6,764.8      $6,328.6      $5,727.7
Net investment and other income...........................   2,904.4       2,861.1       2,898.4
                                                            --------      --------      --------

                                                             9,669.2       9,189.7       8,626.1
                                                            --------      --------      --------

Benefits and expenses:

Policy benefits and payments..............................   6,597.3       6,048.2       5,152.2
Addition to policyholder's reserves and funds.............     720.8         854.7       1,205.4
Commissions and operating expenses........................     766.1         763.5         833.7
State taxes, licenses and fees............................      81.5          96.4          89.4
Merger restructuring costs................................         -          66.1          44.0
                                                            --------      --------      --------

                                                             8,165.7       7,828.9       7,324.7
                                                            --------      --------      --------

Net gain before federal income taxes and dividends........   1,503.5       1,360.8       1,301.4

Federal income taxes......................................     284.4         276.7         206.2
                                                            --------      --------      --------

Net gain from operations before dividends.................   1,219.1       1,084.1       1,095.2

Dividends to policyholders................................     919.5         859.9         819.0
                                                            --------      --------      --------

Net gain from operations..................................     299.6         224.2         276.2

Net realized capital gain (loss)..........................     (42.5)         40.3         (85.8)
                                                            --------      --------      --------

Net income................................................  $  257.1      $  264.5      $  190.4
                                                            ========      ========      ========


              See notes to statutory financial statements.

Massachusetts Mutual Life Insurance Company

STATUTORY STATEMENTS OF CHANGES
IN POLICYHOLDERS' CONTINGENCY RESERVES

                                                                  Years ended December 31,
                                                             1997          1996           1995
                                                             ----          ----           ----
                                                                       (In Millions)
Policyholder's contingency reserves, beginning of year....  $2,638.6      $2,600.9      $2,569.1
                                                            --------      --------      --------

Increases (decreases) due to:
 Net income...............................................     257.1         264.5         190.4
 Net unrealized capital gain (loss).......................     119.1          (1.7)         88.7
 Merger restructuring costs, net of fax...................         -             -         (45.4)
 Change in asset valuation and investment reserves........     (76.0)       (142.4)        (75.6)
 Change in prior year policyholders' reserves.............     (55.4)        (72.2)       (108.2)
 Change in non-admitted assets and other..................     (10.1)        (10.5)        (18.1)
                                                            --------      --------      --------

                                                               234.7          37.7          31.8
                                                            --------      --------      --------

Policyholders' contingency reserves, end of year..........  $2,873.3      $2,638.6      $2,600.9
                                                            ========      ========      ========

                 See notes to statutory financial statements.

Massachusetts Mutual Life Insurance Company

STATUTORY STATEMENTS OF CASH FLOWS

                                                                  Years ended December 31,
                                                             1997          1996           1995
                                                             ----          ----           ----
                                                                       (In Millions)
Operating acitivites:
Net income...............................................  $   257.1     $   264.5     $   190.4
Addition to policyholders' reserves and funds,
 net of transfers to separate accounts...................      421.3         426.7         575.8
Net realized capital (gain) loss.........................       42.5         (40.3)         85.8
Other changes............................................      (58.1)       (232.8)        (25.2)
                                                           ---------     ---------     ---------

Net cash provided by operating activities................      662.8         418.1         826.8
                                                           ---------     ---------     ---------

Investing activities:
Purchases of investments and loans.......................  (12,292.7)    (10,171.5)    (10,364.2)
Sales or maturities of investments and receipts
 from repayment of loans.................................   12,545.7       8,539.3       9,671.1
                                                           ---------     ---------     ---------

Net cash provided by (used in) investing activities......      253.0      (1,632.2)       (693.1)
                                                           ---------     ---------     ---------

Financing activities:
Repayments of long-term debt.............................      (50.0)        (53.3)        (46.4)
                                                           ---------     ---------     ---------

Net cash used by financing activities....................      (50.0)        (53.3)        (46.4)
                                                           ---------     ---------     ---------

Increase (decrease) in cash and short-term investments...      865.8      (1,267.4)         87.3

Cash and short-term investments, beginning of year.......    1,075.4       2,342.8       2,255.5
                                                           ---------     ---------     ---------

Cash and short-term investments, end of year.............  $ 1,941.2     $ 1,075.4     $ 2,342.8
                                                           =========     =========     =========

                 See Notes to Statutory Financial Statements.

Notes To Statutory Financial Statements

Massachusetts Mutual Life Insurance Company ("the Company") is a mutual life insurance company and as such has no shareholders. The Company's primary business is individual life insurance, annuity and disability income products distributed primarily through career agents. The Company also provides a wide range of pension products and services, as well as investment services to individuals, corporations and institutions in all 50 states and the District of Columbia.

On March 1, 1996, the operations of the former Connecticut Mutual Life Insurance Company ("Connecticut Mutual") were merged into the Company. This merger was accounted for under the pooling of interests method of accounting. For the purposes of this presentation, these financial statements reflect historical amounts giving retroactive effect as if the merger had occurred on January 1, 1995 in conformity with the practices of the National Association of Insurance Commissioners and the accounting practices prescribed or permitted by the Division of Insurance of the Commonwealth of Massachusetts. In 1996, merger-related expenses totaling $66.1 million were recorded in the Statutory Statement of Income. In 1995, merger-related expenses incurred by Massachusetts Mutual (the Company prior to the merger) of $44.0 million, were recorded in the Statutory Statement of Income and the expenses incurred by Connecticut Mutual of $45.4 million, net of tax, were recorded as a component of changes in policyholders' contingency reserves, as permitted by each company's regulatory authority. On the merger date, policyholders' reserves attributable to disability income contracts were strengthened by $75.0 million, investment reserves for real estate were increased by $49.8 million and net prepaid pension assets were increased by $10.4 million with all adjustments reflected as a change to policyholders' contingency reserves. The separate results of each company prior to the merger for the year ended December 31, 1995, were as follows: (a) revenue was $6,443.8 million for Massachusetts Mutual and $2,182.3 million for Connecticut Mutual; (b) net income was $160.7 million for Massachusetts Mutual and $29.6 million for Connecticut Mutual and (c) policyholders' contingency reserves increased by $143.7 million for Massachusetts Mutual and decreased by $112.0 million for Connecticut Mutual.

On March 31, 1996, the Company sold MassMutual Holding Company Two, Inc., a wholly-owned subsidiary, and its subsidiaries, including Mirus Life Insurance Company (formerly the MML Pension Insurance Company; currently doing business as "UniCARE"), which comprised the Company's group life and health business, to WellPoint Health Networks, Inc. The Company received total consideration of $402.2 million ($340.0 million in cash and $62.2 million in notes receivable) and recognized a before tax gain of $187.9 million. The Company, pursuant to a 1994 reinsurance agreement, cedes its group life, accident and health business to UniCARE. The Company's investment in MassMutual Holding Company Two, Inc. amounted to $187.8 million at December 31, 1995; its gain from operations included a $41.0 million dividend received from MIRUS in 1995. Additionally, this investment produced an unrealized gain of $13.9 million in 1995.

1. SUMMARY OF ACCOUNTING PRACTICES

The accompanying statutory financial statements, except as to form, have been prepared in conformity with the statutory accounting practices of the National Association of Insurance Commissioners ("NAIC") and the accounting practices prescribed or permitted by the Division of Insurance of the Commonwealth of Massachusetts and, for the pre-merger balances of Connecticut Mutual, the Department of Insurance of the State of Connecticut (collectively "statutory accounting practices"), which practices were at one time also considered to be in conformity with generally accepted accounting principles ("GAAP").

The accompanying statutory financial statements are different in some respects from GAAP financial statements. The more significant differences are as follows:
(a) acquisition costs, such as commissions and other costs directly related to acquiring new business, are charged to current operations as incurred, whereas GAAP would require these expenses to be capitalized and recognized over the life of the policies; (b) policy reserves are based upon statutory mortality and interest requirements without consideration of withdrawals, whereas GAAP reserves would be based upon reasonably conservative estimates of mortality, morbidity, interest and withdrawals; (c) bonds are generally carried at amortized cost whereas GAAP generally requests they be valued at fair value; (d) deferred income taxes are not provided for book-tax timing differences as would be required by GAAP, and (e) payments received for universal and variable life products, variable annuities and investment related products are reported as premium revenue, whereas under GAAP, these payments would be recorded as deposits to policyholders' account balances.

The NAIC is currently engaged in an extensive project ("Codification") to codify statutory accounting principles with a goal of providing a comprehensive guide of statutory accounting principles for use by insurers in all states. This comprehensive guide, which has not been approved by the NAIC or any state insurance department, includes seventy-two Statements of Statutory Accounting Principles ("SSAPs") and is expected to be effective no earlier than January 1, 1999. The effect of adopting these SSAPs shall be reported as an adjustment to surplus on the effective date. Management is currently reviewing the impact of Codification. However, since the SSAPs have not been finalized, the ultimate impact cannot be determined at this time.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosures of contingent assets and liabilities at the date of the financial statements. Management must also make estimates and assumptions that affect the amounts of revenues and expenses during the reporting period. Future events, including changes in the levels of mortality, morbidity, interest rates and asset valuations, could cause actual results to differ from the estimates used in these financial statements.

The following is a description of the Company's principal accounting policies and practices.

A.  Investments

Bonds and stocks are valued in accordance with rules established by the National Association of Insurance Commissioners. Generally, bonds are valued at amortized cost, preferred stocks in good standing at cost, and common stocks, except for unconsolidated subsidiaries, at fair value.

Mortgage loans are valued at unpaid principal less unamortized discount. Real estate is valued at cost less accumulated depreciation, impairment allowances and mortgage encumbrances. Encumbrances totaled $14.2 million in 1997 and $27.3 million in 1996. Depreciation on investment real estate is calculated using the straight-line and constant yield methods.

Policy loans are carried at the outstanding loan balance less amounts unsecured by the cash surrender value of the policy.

Short-term investments are stated at amortized cost, which approximates fair value.

Investments in unconsolidated subsidiaries and affiliates, joint ventures and other forms of partnerships are included in other investments on the Statutory Statement of Financial Position and are accounted for using the equity method.

In compliance with regulatory requirements, the Company maintains an Asset Valuation Reserve and an Interest Maintenance Reserve. The Asset Valuation Reserve and other investment reserves stabilize the policyholders' contingency reserves against fluctuations in the value of stocks, as well as declines in the value of bonds, mortgage loans and real estate investments.

The Interest Maintenance Reserve captures after-tax realized capital gains and losses which result from changes in the overall level of interest rates for all types of fixed income investments, as well as other financial instruments, including financial futures, U.S. Treasury purchase commitments, options, interest rate swaps, interest rate caps and interest rate floors. These interest rate related gains and losses are amortized into income using the grouped method over the remaining life of the investment sold or over the remaining life of the underlying asset. Net realized after tax capital gains of $95.4 million in 1997, $73.1 million in 1996, and net realized after tax capital losses of $130.7 million in 1995 were charged to the Interest Maintenance Reserve. Amortization of the Interest Maintenance Reserve into net investment income amounted to $31.0 million in 1997, $26.9 million in 1996, and $5.0 million in 1995.

Realized capital gains and losses, less taxes, not includable in the Interest Maintenance Reserve, are recognized in net income. Realized capital gains and losses are determined using the specific identification method. Unrealized capital gains and losses are included in policyholders' contingency reserves.

B.  Separate Accounts

Separate account assets and liabilities represent segregated funds administered and invested by the Company for the benefit of pension, variable annuity and variable life insurance contract holders. Assets consist principally of marketable securities reported at fair value. Premiums, benefits and expenses of the separate accounts are reported in the Statutory Statement of Income. The Company receives administrative and investment advisory fees from these accounts.

C.  Non-admitted Assets

Assets designated as "non-admitted" (principally certain fixed assets, receivables and Interest Maintenance Reserve, when in a net loss deferral position) are excluded from the Statutory Statement of Financial Position by an adjustment to policyholders' contingency reserves.

D. Policyholders' Reserves and Funds

Policyholders' reserves for life contracts are developed using accepted actuarial methods computed principally on the net level premium and the Commissioners' Reserve Valuation Method bases using the American Experience and the 1941, 1958 and 1980 Commissioners' Standard Ordinary mortality tables with assumed interest rates ranging from 2.5 to 6.0 percent.

Reserves for individual annuities, guaranteed investment contracts and deposit administration and immediate participation guarantee funds are based on accepted actuarial methods principally at interest rates ranging from 2.25 to 11.25 percent. Reserves for policies and contracts considered investment contracts have a carrying value of $8,077.9 million and $9,073.8 million at December 31, 1997 and 1996, respectively (fair value of $8,250.0 million and $9,324.6 million at December 31, 1997 and 1996, respectively as determined by discounted cash flow projections). Accident and health policy reserves are generally calculated using the two-year preliminary term, net level premium and fixed net premium methods and various morbidity tables.

The Company made certain changes in the valuation of policyholders' reserves of $55.4 million in 1997 and $72.2 million in 1996. The effects of these changes were recorded as a decrease to policyholders' contingency reserves.

E. Premium and Related Expense Recognition

Life insurance premium revenue is recognized annually on the anniversary date of the policy. Annuity premium is recognized when received. Accident and health premiums are recognized as revenue when due. Commissions and other costs related to issuance of new policies, maintenance and settlement costs are charged to current operations when incurred.

F. Policyholders' Dividends

The Board of Directors annually approves dividends to be paid in the following year. These dividends are allocated to reflect the relative contribution of each group of policies to policyholders' contingency reserves and consider investment and mortality experience, expenses and federal income tax charges. The liability for policyholders' dividends is equal to the estimated amount of dividends to be paid in the following calendar year.

G. Cash and Short-term Investments

For purposes of the Statutory Statement of Cash Flows, the Company considers all highly liquid investments purchased with a maturity of twelve months or less to be cash and short-term investments.

2. POLICYHOLDERS' CONTINGENCY RESERVES

Policyholders' contingency reserves represent surplus of the Company as reported to regulatory authorities and are intended to protect policyholders against possible adverse experience.

The Company issued surplus notes of $100.0 million at 7 1/2 percent and $250.0 million at 7 5/8 percent in 1994 and 1993, respectively. These notes are unsecured and subordinate to all present and future indebtedness of the Company, policy claims and prior claims against the Company as provided by the Massachusetts General Laws. Issuance was approved by the Commissioner of Insurance of the Commonwealth of Massachusetts ("the Commissioner").

All payments of interest and principal are subject to the prior approval of the Commissioner. Sinking fund payments are due as follows: $62.5 million in 2021, $87.5 million in 2022, $150.0 million in 2023 and $50.0 million in 2024.

Interest on the notes issued in 1994 is scheduled to be paid on March 1 and September 1 of each year, to holders of record on the preceding February 15 or August 15, respectively. Interest on the notes issued in 1993 is scheduled to be paid on May 15 and November 15 of each year, to holders of record on the preceding May 1 or November 1, respectively. Interest expense is not recorded until approval for payment is received from the Commissioner. Interest of $26.6 million was approved and paid in 1997, 1996 and 1995.

The proceeds of the notes, less a $28.3 million reserve in 1997, and a $32.2 million reserve in 1996 for contingencies associated with the issuance of the notes, are recorded as a component of the Company's policyholders' contingency reserves as approved by the Commissioner. These reserves, as permitted by the Division of Insurance, are included in investment reserves on the Statutory Statement of Financial Position.

3. EMPLOYEE BENEFIT PLANS

The Company's employee benefit plans include plans in place for the employees of Massachusetts Mutual and Connecticut Mutual prior to the merger. Employees previously covered by the Connecticut Mutual pension plans will continue coverage under these plans. All other employees, including employees hired after the merger date, will be covered by the Massachusetts Mutual benefit plans.

A. Pension

The Company has two non-contributory defined benefit plans covering substantially all of its employees. One plan includes employees previously employed by Connecticut Mutual; the other includes all other eligible employees. Benefits are based on the employees' years of service, compensation during the last five years of employment and estimated social security retirement benefits. The Company accounts for these plans following Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions." Accordingly, as permitted by the Massachusetts Division of Insurance, the Company has recognized a pension asset of $157.4 million and $97.2 million at December 31, 1997 and 1996, respectively. On the merger date, the accounting for Connecticut Mutual pension plans was conformed to the Company's policy of recording pension plan assets and liabilities, resulting in a $10.4 million increase in policyholders' contingency reserves. Company policy is to fund pension costs in accordance with the requirements of the Employee Retirement Income Security Act of 1974 and, based on such requirements, no funding was required for the years ended December 31, 1997, 1996 and 1995. The assets of the plans are invested in the Company's general account and separate accounts.

The benefit status of the defined benefit plans as of December 31 is as follows:

                                               1997               1996
                                               ----               ----
                                                    (In Millions)
Accumulated benefit obligation               $  663.1           $  611.5
Vested benefit obligation                       653.8              606.5
Projected benefit obligation                    713.9              665.5
Plan assets at fair value                     1,154.2            1,201.7



The following assumptions were used in determining the actuarial present value of both the accumulated and projected benefit obligations.

                                             MassMutual      Connecticut Mutual
                                                Plan                Plan
                                                ----                ----

Discount rate - 1997                            7.25%               7.25%
Discount rate - 1996                            7.75                7.75
Increase in future compensation levels          4.00                5.00
Long-term rate of return on assets             10.00                9.00


In 1997, there was a significant reduction in plan participants in the Connecticut Mutual Plan which resulted in recognition of a pension plan curtailment gain of $10.7 million.

As a result of the sale of Mirus Life Insurance Company, there was a significant reduction in plan participants which resulted in recognition of a pension plan curtailment gain of $15.3 million in 1996.

The Company also has defined contribution plans for employees and agents. The expense credited to operations for all pension plans is $38.9 million in 1997, $32.7 million in 1996 and $10.9 million in 1995.

B. Life and Health

Certain life and health insurance benefits are provided to retired employees and agents through group insurance contracts. Substantially all of the Company's employees may become eligible for these benefits if they reach retirement age while working for the Company. The Company adopted the National Association of Insurance Commissioners' accounting standard for post-retirement life and health benefit costs, requiring these benefits to be accounted for using the accrual method for employees and agents eligible to retire and current retirees.

The following assumptions were used in determining the accumulated postretirement benefit liability.

                                              MassMutual      Connecticut Mutual
                                                 Plan               Plan
                                                 ----               ----

Discount - 1997                                  7.25%              7.25%
Discount - 1996                                  7.75               7.75
Assumed increases in medical cost
 rates in the first year                         6.25 - 6.75        9.50
 declining to                                    4.75               5.00
 within                                          5 years            5 years



The initial transition obligation of $137.9 million is being amortized over twenty years through 2012. At December 31, 1997 and 1996, the net unfunded accumulated benefit obligation was $124.2 million and $124.1 million, respectively, for employees and agents eligible to retire or currently retired and $34.7 million and $33.8 million, respectively, for participants not eligible to retire. A Retired Lives Reserve Trust was funded to pay life insurance premiums for certain retired employees. Trust assets available for benefits were $21.7 million and $23.0 million at December 31, 1997 and 1996, respectively.

As a result of the sale of Mirus Life Insurance Company, there was a significant reduction in plan participants which resulted in recognition of a life and health plan curtailment loss of $13.9 million in 1996.

The expense for 1997, 1996 and 1995 was $16.5 million, $17.6 million, and $22.9 million, respectively. A one percent increase in the annual assumed increase in medical cost rates would increase the 1997 accumulated postretirement benefit liability and benefit expense by $10.9 million and $1.4 million, respectively.

4. RELATED PARTY TRANSACTIONS

Pursuant to two 1994 reinsurance agreements with Mirus Life Insurance Company (Mirus) whereby the Company assumed all of the single premium immediate annuity business written by Mirus and ceded all of its group life, accident and health business to Mirus. A gain from operations of this business was reflected in 1995 as a $41.0 million dividend received from Mirus, which was recorded as net investment income on the Statutory Statement of Income. As previously discussed, on March 31, 1996, the Company sold MassMutual Holding Company Two, Inc. a wholly-owned subsidiary, and its subsidiaries, including Mirus Life Insurance Company to WellPoint Health Networks, Inc.

The Company has a modified coinsurance quota-share reinsurance agreement with a wholly-owned subsidiary, C.M. Life Insurance Company, whereby the Company assumes 75% of the premiums on certain universal life policies issued by C.M. Life. The Company pays a stipulated expense allowance, death and surrender benefits, and a modified coinsurance adjustment. Reserves for payment of future benefits are retained by C.M. Life.

5. FEDERAL INCOME TAXES

Provision for federal income taxes is based upon the Company's best estimate of its current tax liability. No deferred tax effect is recognized for temporary differences that may exist between financial reporting and taxable income. Accordingly, the reporting of equity tax (essentially a reduction in the deduction for policyholder dividends) and miscellaneous temporary differences, such as reserves, acquisition costs and restructuring costs, resulted in effective tax rates which differ from the statutory tax rate.

The Internal Revenue Service has completed examining the Company's income tax returns through the year 1992 for Massachusetts Mutual and 1991 for Connecticut Mutual, and is currently examining Massachusetts Mutual for the years 1993 and 1994, and Connecticut Mutual for the years 1992 through 1995. The Company believes any adjustments resulting from such examinations will not materially affect its financial statements.

Components of the formula authorized by the Internal Revenue Service for determining deductible policyholder dividends have not been finalized for 1997 or 1996. The Company records the estimated effects of anticipated revisions in the Statutory Statement of Income.

The Company plans to file its 1997 federal income tax return on a consolidated basis with its life and non-life affiliates with the exception of C.M. Life Insurance Company. The Company and its eligible life and non-life affiliates are subject to a written tax allocation agreement, which allocates the group's consolidated tax liability for payment purposes. Generally, the agreement provides that members with losses shall be compensated for the use of their losses and credits by other members.

The Company made federal tax payments of $353.4 million in 1997, $330.7 million in 1996 and $147.3 million in 1995.

6.  INVESTMENTS

The Company maintains a diversified investment portfolio. Investment policies limit concentration in any asset class, geographic region, industry group, economic characteristic, investment quality or individual investment. In the normal course of business, the Company enters into commitments to purchase privately placed bonds and to issue mortgage loans.

A.  Bonds

The carrying value and estimated fair value of bonds are as follows:


                                                December 31, 1997
                                                -----------------
                                                 Gross      Gross     Estimated
                                   Carrying   Unrealized  Unrealized    Fair
                                     Value       Gains      Losses      Value
                                     -----       -----      ------      -----
                                                  (In Millions)

U.S. Treasury securities          $ 6,241.0    $  470.5     $10.3     $ 6,701.2
  and obligations of U.S.
  government corporations
  and agencies
Debt securities issued by
  foreign governments                  83.5         4.4       3.0          84.9
Mortgage-backed securities          3,390.8       187.9       9.0       3,569.7
State and local governments           361.9        23.9        .6         385.2
Corporate debt securities          12,148.9       765.2      46.9      12,867.2
Utilities                             871.8       100.1       2.2         969.7
Affiliates                            792.4         2.8       1.0         794.2
                                  ---------    --------     -----     ---------
  TOTAL                           $23,890.3    $1,554.8     $73.0     $25,372.1
                                  =========    ========     =====     =========


                                                December 31, 1996
                                                -----------------
                                                 Gross      Gross     Estimated
                                   Carrying   Unrealized  Unrealized    Fair
                                     Value       Gains      Losses      Value
                                     -----       -----      ------      -----
                                                  (In Millions)

U.S. Treasury securities
  and obligations of U.S.
  government corporations
  and agencies                    $ 8,042.6    $  344.0    $ 56.3     $ 8,330.3
Debt securities issued by              95.2        10.2        .5         104.9
  foreign governments
Mortgage-backed securities          3,014.0       119.0      43.3       3,089.6
State and local governments           173.2        13.1       2.1         184.2
Corporate debt securities          11,675.2       528.0     133.3      12,069.9
Utilities                             975.0        87.0      18.5       1,043.5
Affiliates                            324.1         4.3       3.5         324.9
                                  ---------    --------    ------     ---------
  TOTAL                           $24,299.3    $1,105.6    $257.5     $25,147.3
                                  =========    ========    ======     =========

The carrying value and estimated fair value of bonds at December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


                                                                 Estimated
                                                Carrying           Fair
                                                 Value             Value
                                                 -----             -----
                                                      (In Millions)
Due in one year or less                        $   519.7         $   523.0
Due after one year through five years            3,972.1           4,104.6
Due after five years through ten years           7,423.3           7,838.1
Due after ten years                              5,254.9           5,888.1
                                               ---------         ---------
                                                17,170.0          18,353.8
Mortgage-backed securities, including
 securities guaranteed by the U.S.
 Government                                      6,720.3           7,018.3
                                               ---------         ---------

 TOTAL                                         $23,890.3         $25,372.1
                                               =========         =========


Proceeds from sales of investments in bonds were $11,427.8 million during 1997, $6,390.7 million during 1996 and $8,068.8 million during 1995. Gross capital gains of $200.7 million in 1997, $188.8 million in 1996 and $255.5 million in 1995 and gross capital losses of $68.8 million in 1997, $255.5 million in 1996 and $67.1 million in 1995 were realized on those sales, portions of which were included in the Interest Maintenance Reserve. The estimated fair value of non-publicly traded bonds is determined by the Company using a pricing matrix.

B.  Stocks

Preferred stocks in good standing had fair values of $145.5 million in 1997 and $150.8 million in 1996, using a pricing matrix for non-publicly traded stocks and quoted market prices for publicly traded stocks. Common stocks, except for unconsolidated subsidiaries, had a cost of $250.3 million in 1997 and $249.2 million in 1996.

C.  Mortgages

The fair value of mortgage loans, as determined from a pricing matrix for performing loans and the estimated underlying real estate value for non-performing loans, approximated carrying value.

The Company had restructured loans with book values of $202.3 million, and $383.5 million at December 31, 1997 and 1996, respectively. These loans typically have been modified to defer a portion of the contracted interest payments to future periods. Interest deferred to future periods totaled $5.1 million in 1997, $2.2 million in 1996 and $2.5 million in 1995.

D.  Other

The carrying value of investments which were non-income producing for the preceding twelve months was $5.7 million and $23.1 million at December 31, 1997 and 1996, respectively. The Company made voluntary contributions to the Asset Valuation Reserve of $6.8 million 1996. No additional voluntary contribution to the Asset Valuation Reserve was made in 1997.

It is not practicable to determine the fair value of policy loans as they do not have a stated maturity.

7.  PORTFOLIO RISK MANAGEMENT

The Company manages its investment risks, primarily to reduce interest rate and duration imbalances determined in asset/liability analyses. The fair values of these instruments, described below, which are not recorded in the financial statements, are based upon market prices or prices obtained from brokers. The Company does not hold or issue these financial instruments for trading purposes.

The notional amounts described do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the instruments, which relate to interest rates, exchange rates, security prices or financial or other indexes.

The Company enters into financial futures contracts for the purpose of managing interest rate exposure. Margin requirements are met with the deposit of securities. Futures contracts are generally settled with offsetting transactions. Gains and losses on financial futures contracts are recorded when the contract is closed and amortized through the Interest Maintenance Reserve over the remaining life of the underlying asset. As of December 31, 1997 and 1996, the Company did not have any open financial futures contracts.

The Company utilizes interest rate swap agreements, options, and purchased caps and floors to reduce interest rate exposures arising from mismatches between assets and liabilities and to modify portfolio profiles to manage other risks identified. Under interest rate swaps, the Company agrees to an exchange, at specified intervals, between streams of variable rate and fixed rate interest payments calculated by reference to an agreed-upon notional principal amount. Net amounts receivable and payable are accrued as adjustments to interest income and included in investment and insurance amounts receivable on the Statutory Statement of Financial Position. Gains and losses realized on the termination of contracts are amortized through the Interest Maintenance Reserve over the remaining life of the associated contract. At December 31, 1997 and 1996, the Company had swaps with notional amounts of $3,220.2 million and $2,090.3 million, respectively. The fair values of these instruments were $20.9 million at December 31, 1997 and $14.8 million at December 31, 1996.

Options grant the purchaser the right to buy or sell a security or enter into a derivative transaction at a stated price within a stated period. The Company's option contracts have terms of up to fifteen years. The amounts paid for options purchased are included in other investments on the Statutory Statement of Financial Position. Gains and losses on these contracts are recorded at the expiration or termination date and are amortized through the Interest Maintenance Reserve over the remaining life of the option contract. At December 31, 1997 and 1996, the Company had option contracts with notional amounts of $5,388.2 million and $1,928.4 million, respectively. The Company's credit risk exposure was limited to the unamortized costs of $59.0 million and $18.1 million, which had fair values of $99.6 million and $19.2 million at December 31, 1997 and 1996, respectively.

Interest rate cap agreements grant the purchaser the right to receive the excess of a referenced interest rate over a given rate calculated by reference to an agreed upon notional amount. Interest rate floor agreements grant the purchaser the right to receive the excess of a given rate over a referenced interest rate calculated by reference to an agreed upon notional amount. Amounts paid for interest rate caps and floors are amortized into interest income over the life of the asset on a straight-line basis. Unamortized costs are included in other investments on the Statutory Statement of Financial Position. Amounts receivable and payable are accrued as adjustments to interest income and included in the Statutory Statement of Financial Position as investment and insurance amounts receivable. Gains and losses on these contracts, including any unamortized cost, are recognized upon termination and are amortized through the Interest Maintenance Reserve over the remaining life of the associated cap or floor agreement. At December 31, 1997 and 1996, the company had agreements with notional amounts of $3,348.6 million and $3,859.6 million, respectively. The Company's credit risk exposure on these agreements is limited to the unamortized costs of $18.2 million and $22.0 million at December 31, 1997 and 1996, respectively. The fair values of these instruments were $23.4 million and $15.2 million at December 31, 1997 and 1996, respectively.

The Company utilizes asset swap agreements to reduce exposures, such as currency risk and prepayment risk, built into certain assets acquired. Cross-currency interest rate swaps allow investment in foreign currencies, increasing access to additional investment opportunities, while limiting foreign exchange risk. The net cash flows from asset and currency swaps are recognized as adjustments to the underlying assets' interest income. Gains and losses realized on the termination of these contracts adjusts the bases of the underlying asset. Notional amounts relating to asset and currency swaps totaled $225.6 million and $364.7 million at December 31, 1997 and 1996, respectively. The fair values of these instruments were an unrecognized loss of $1.7 million at December 31, 1997 and an unrecognized gain of $7.8 million at December 31, 1996.

Equity swap agreements are utilized to hedge exposure to market risk on public and private equity positions held in the Company's investment portfolio. Under equity swaps, the Company agrees to an exchange, at points in time specified in each contract, between streams of variable or fixed rate interest payments and the change in an underlying index, equity or basket of equities. The change in the underlying item is calculated by reference to the level of such item specified in the agreement. Net amounts receivable and payable are accrued as adjustments to interest income and included in investment and insurance amounts receivable on the Statutory Statement of Financial Position. Changes in the value of these contracts are recorded as realized gains and losses in the Statutory Statement of Income when contracts are closed. At December 31, 1997 and 1996, the Company had equity swap contracts with notional amounts of $160.0 million and $149.2 million, respectively. The fair values of these instruments were an unrealized loss of $5.1 million at December 31, 1997 and an unrealized gain of $11.9 million at December 31, 1996.

The Company enters into forward U.S. Treasury commitments for the purpose of managing interest rate exposure. The Company generally does not take delivery on forward commitments. These commitments are instead settled with offsetting transactions. Gains and losses on forward commitments are recorded when the commitment is closed and amortized through the Interest Maintenance Reserve over the remaining life of the asset. At December 31, 1997 and 1996, the Company had
U. S. Treasury purchase commitments which will settle during the following year with contractual amounts of $1,100.7 million and $1,639.4 million with fair values of $1,117.6 million and $1,627.4 million, respectively including net unrealized gains of $16.9 million at December 31, 1997 and net unrealized losses of $12.0 million at December 31, 1996.

The Company is exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. This exposure is limited to contracts with a positive fair value. The amounts at risk in a net gain position were $146.7 million and $53.9 million at December 31, 1997 and 1996, respectively. The Company monitors exposure to ensure counterparties are credit worthy and concentration of exposure is minimized. Additionally, contingent collateral positions have been obtained with counterparties when considered prudent.

8. REINSURANCE

The Company cedes all of its group life and health business to UniCARE and has other reinsurance agreements with other insurance companies in the normal course of business. Premiums, benefits to policyholders and provisions for future benefits are stated net of reinsurance. The Company remains liable to the insured for the payment of benefits if the reinsurer cannot meet its obligations under the reinsurance agreements. Premiums ceded were $294.6 million in 1997, $793.5 million in 1996 and $904.1 million in 1995.

9. LIQUIDITY

The withdrawal characteristics of the policyholders' reserves and funds, including separate accounts, and the invested assets which support them at December 31, 1997 are illustrated below:


                                                           (In Millions)
Total policyholders' reserves and funds and
  separate account liabilities                     $50,804.2
Not subject to discretionary withdrawal             (5,283.7)
Policy loans                                        (4,950.4)
                                                   ---------
 Subject to discretionary withdrawal                                  $40,570.1
                                                                      =========
Total invested assets, including separate          $56,464.7
Policy loans and other invested assets             (14,823.3)
                                                   ---------
 Marketable investments                                               $41,641.4
                                                                      =========

10. BUSINESS RISKS AND CONTINGENCIES

The Company is subject to insurance guaranty fund laws in the states in which it does business. These laws assess insurance companies amounts to be used to pay benefits to policyholders and claimants of insolvent insurance companies. Many states allow these assessments to be credited against future premium taxes. The Company believes such assessments in excess of amounts accrued will not materially affect its financial position, results of operations or liquidity. In 1997 and 1996, the Company elected not to admit $21.4 million and $15.3 million, respectively, of guaranty fund premium tax offset receivables relating to prior assessments.

The Company is involved in litigation arising in and out of the normal course of its business. Management intends to defend these actions vigorously. While the outcome of litigation cannot be foreseen with certainty, it is the opinion of management, after consultation with legal counsel, that the ultimate resolution of these matters will not materially affect its financial position, results of operations or liquidity.

11. RECLASSIFICATIONS

Certain 1996 and 1995 amounts have been reclassified to conform with the current year presentation.

12. SUBSIDIARIES AND AFFILIATED COMPANIES

A summary of ownership and relationship of the Company and its subsidiaries and affiliated companies as of December 31, 1997 is illustrated below. The Company provides management or advisory services to these companies. Subsidiaries are wholly-owned, except as noted.

Parent
------
Massachusetts Mutual Life Insurance Company

Subsidiaries of Massachusetts Mutual Life Insurance Company
-----------------------------------------------------------
C.M. Assurance Company
C.M. Benefit Insurance Company
C.M. Life Insurance Company
MassMutual Holding Company
MassMutual Holding Company Two, Inc. (Sold in March 1996)
MassMutual of Ireland, Limited
MML Bay State Life Insurance Company
MML Distributors, LLC

    Subsidiaries of MassMutual Holding Company
    ------------------------------------------
    GR Phelps, Inc.
    MassMutual Holding Trust I
    MassMutual Holding Trust II
    MassMutual Holding MSC, Inc.
    MassMutual International, Inc.
    MassMutual Reinsurance Bermuda (Sold in December 1996)
    MML Investor Services, Inc.
    State House One (Liquidated in December 1996)

    Subsidiaries of MassMutual Holding Trust I
    ------------------------------------------
    Antares Leveraged Capital Corporation -- 98.5%
    Charter Oak Capital Management, Inc. -- 80.0%
    Cornerstone Real Estate Advisors, Inc.
    DLB Acquisition Corporation -- 84.8%
    Oppenheimer Acquisition Corporation -- 88.55%

    Subsidiaries of MassMutual Holding Trust II
    -------------------------------------------
    CM Advantage, Inc. -- (Liquidated in December 1997)
    CM International, Inc.
    CM Property Management, Inc. -- (Liquidated in December 1997)
    High Yield Management, Inc.
    MMHC Investments, Inc.
    MML Realty Management
    Urban Properties, Inc.
    Westheimer 335 Suites, Inc.

    Subsidiaries of MassMutual International
    ----------------------------------------
    Compensa de Seguros de Vida S.A. -- 33.5%
    MassLife Seguros de Vida (Argentina) S. A.
    MassMutual International (Bermuda) Ltd.
    Mass Seguros de Vida (Chile) S. A. -- 33.5%
    MassMutual International (Luxemburg) S. A.

    MassMutual Holding MSC, Incorporated
    MassMutual/Carlson CBO N. V. -- 100%
    MassMutual Corporate Value Limited -- 46%
    9048 -- 5434 Quebec, Inc.

Affiliates of Massachusetts Mutual Life Insurance Company
---------------------------------------------------------
MML Series Investment Fund
MassMutual Institutional Funds
Oppenheimer Value Stock Fund

PART II.  INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
         -------------------------------------------

   Not applicable.

Item 15. Indemnification of Directors and Officers
         -----------------------------------------

   MassMutual directors and officers are indemnified under its by-laws. No indemnification is provided with respect to any liability to any entity which is registered as an investment company under the Investment Company Act of 1940 or to the security holders thereof, where the basis for such liability is willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MassMutual pursuant to the foregoing provisions, or otherwise, MassMutual has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MassMutual of expenses incurred or paid by a director, officer or controlling person of MassMutual in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MassMutual will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16. Exhibits and Financial Statement Schedules
         ------------------------------------------

Exhibit Number          Description                      Method of Filing

   1(a)     Form of Underwriting Agreement               *
            with MML Investors Services, Inc.

   1(b)     Form of Underwriting Agreement               **
            with MML Distributors, LLC

   4        Form of Individual Annuity Contract          Filed herewith

   5        Opinion re legality                          Filed herewith

   23(i)    Consent of Coopers & Lybrand L.L.P.          Filed herewith
            Independent Accountants

            Consent of Arthur Andersen LLP               Filed herewith
            Independent Accountants

   23(ii)   Financial Statement Schedules                Filed herewith

   24       Powers of Attorney                           ***

   27       Financial Data Schedule                      Filed herewith

*Incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement File No. 33-84802, filed and effective May 1, 1996.
**Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement File No. 33-84802, filed and effective May 1, 1997.
***Incorporated by reference to Registration Statement File No. 333-22557, filed on February 28, 1997.

Item 17. Undertakings
         ------------

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has caused this Post-Effective Amendment No. 4 to Registration Statement No. 33-84802 to be signed on its behalf by the undersigned thereunto duly authorized, all in the city of Springfield and the Commonwealth of Massachusetts, on the 24th day of March, 1998.

              MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

              By: /s/ Thomas B. Wheeler*
                 -----------------------
              Thomas B. Wheeler, Chief Executive
              Officer Massachusetts Mutual Life Insurance Company

/s/ Richard M. Howe    On March 31, 1998, as Attorney-in-Fact pursuant to
-------------------    powers of attorney.
*Richard M. Howe

     As required by the Securities Act of 1933, this Post-Effective Amendment No. 4 to Registration Statement No. 33-84802 has been signed by the following persons in the capacities and on the duties indicated.

    Signature                   Title                                    Date
    ---------                   -----                                    ----
/s/ Thomas B. Wheeler*          Chief Executive Officer and              March 31, 1998
----------------------          Chairman of the Board
Thomas B. Wheeler

/s/ John J. Pajak*              President, Chief Operating Officer       March 31, 1998
------------------              and Director
John J. Pajak

/s/ Joseph M. Zubretsky*        Executive Vice President,                March 31, 1998
------------------------        Chief Financial Officer &
Joseph M. Zubretsky             Chief Accounting Officer


/s/ Roger G. Ackerman           Director                                       --
---------------------
Roger G. Ackerman

/s/ James R. Birle*             Director                                 March 31, 1998
-------------------
James R. Birle

/s/ Gene Chao*                  Director                                 March 31, 1998
--------------
Gene Chao, Ph.D.

/s/ Patricia Diaz Dennis*       Director                                 March 31, 1998
-------------------------
Patricia Diaz Dennis

/s/ Anthony Downs*              Director                                 March 31, 1998
------------------
Anthony Downs

/s/ James L. Dunlap*            Director                                 March 31, 1998
--------------------
James L. Dunlap

/s/ William B. Ellis*           Director                                 March 31, 1998
---------------------
William B. Ellis, Ph.D.

/s/ Robert M. Furek*            Director                                 March 31, 1998
--------------------
Robert M. Furek

/s/ Charles K. Gifford*         Director                                 March 31, 1998
-----------------------
Charles K. Gifford

/s/ William N. Griggs*          Director                                 March 31, 1998
----------------------
William N. Griggs

/s/ George B. Harvey*           Director                                 March 31,  1998
---------------------
George B. Harvey

/s/ Barbara B. Hauptfuhrer*     Director                                 March 31, 1998
---------------------------
Barbara B. Hauptfuhrer

/s/ Sheldon B. Lubar*           Director                                 March 31, 1998
---------------------
Sheldon B. Lubar

/s/ William B. Marx, Jr.*       Director                                 March 31, 1998
-------------------------
William B. Marx, Jr.

/s/ John F. Maypole*            Director                                 March 31, 1998
--------------------
John F. Maypole

/s/ Alfred M. Zeien*            Director                                 March 31, 1998
--------------------
Alfred M. Zeien

/s/ Richard M. Howe             On March 31, 1998, as Attorney-in-Fact pursuant
-------------------             to powers of attorney.
*Richard M. Howe

                                   LIST OF EXHIBITS

Exhibit 4            Individual Annuity Contract

Exhibit 5            Opinion re legality

Exhibit 23(i)        Consent of Coopers & Lybrand L.L.P.
                     Independent Accountants

                     Consent of Arthur Andersen LLP
                     Independent Accountants

Exhibit 23(ii)       Financial Statement Schedules

Exhibit 27           Financial Data Schedule